As filed with the Securities and Exchange Commission on May 16, 2019

Registration No. 333-231224

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Tremont Mortgage Trust
(Exact name of registrant as specified in its Charter)

Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 796-8317
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

David M. Blackman
President and Chief Executive Officer
Tremont Mortgage Trust
Two Newton Place, 255 Washington Street, Suite 300
Newton, Massachusetts 02458-1634
(617) 796-8317
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
Howard E. Berkenblit Lindsey A. Getz Sullivan & Worcester LLP One Post Office Square Boston, Massachusetts 02109 (617) 338-2800	Bartholomew A. Sheehan III Jason A. Friedhoff Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MAY 16, 2019

5,000,000 Common Shares

Common Shares of Beneficial Interest

         We are a real estate finance company that focuses primarily on originating and investing in first mortgage whole loans secured by middle market and transitional commercial real estate. We are managed by Tremont Realty Advisors LLC, or our Manager, an investment adviser registered with the U.S. Securities and Exchange Commission, or the SEC. Our Manager is owned by The RMR Group LLC which is the majority owned operating subsidiary of The RMR Group Inc., a management holding company listed on The Nasdaq Stock Market LLC, or Nasdaq, under the symbol "RMR".

         We are offering 5,000,000 of our common shares of beneficial interest. Our common shares are listed on Nasdaq under the symbol "TRMT". The last reported sale price for our common shares on May 15, 2019 was $6.19 per share.

         We expect to use the net proceeds from this offering to reduce our outstanding indebtedness and for general business purposes, including funding our investment activities.

         We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ended December 31, 2017. Our Board of Trustees has the power to refuse to permit a transfer of our common shares if it determines such transfer would jeopardize our qualification for taxation as a REIT. Among other things, our Declaration of Trust provides that unless exempted no person may own, or be deemed to own, more than 9.8% in value or number, whichever is more restrictive, of any class or series of our shares of beneficial interest, including our common shares. See "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Restrictions on Ownership and Transfer of Common Shares".

         We are an "emerging growth company," as that term is used in the Jumpstart Our Business Startups Act of 2012. As such, we are subject to certain reduced public company reporting requirements. See "Prospectus Summary—Emerging Growth Company Status".

         Investing in our common shares involves risks. See "Risk Factors" beginning on page 21 of this prospectus, as well as the risks described in the section captioned "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 which was filed with the SEC on February 8, 2019 and is incorporated by reference herein.

	Per Common Share	Total

Public offering price	$	$

Underwriting discount(1)	$	$

Proceeds, before expenses, to us(1)	$	$

(1)
Our Manager has indicated to us its intention to purchase from the underwriters 20.0% of the                        common shares being sold in this offering at the public offering price, which is 1,000,000 common shares (or 1,150,000 common shares if the underwriters exercise their option to purchase additional common shares described below in full). The underwriters will not receive any underwriting discount for any common shares sold to our Manager in this offering.

         The underwriters may also purchase up to an additional 750,000 common shares from us, at the public offering price less the underwriting discount, within 30 days from the date of this prospectus.

         Neither the SEC nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The common shares will be ready for delivery on or about                                    , 2019.

Morgan Stanley	Citigroup

RBC Capital Markets	UBS Investment Bank	JMP Securities	J.P. Morgan

Janney Montgomery Scott	JonesTrading	Oppenheimer & Co.

The date of this prospectus is                                    , 2019.

        You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any free writing prospectus prepared by us and the documents incorporated by reference into this prospectus is accurate only as of the respective date of each such document or as of the date or dates specified in such documents. Our business, financial condition, liquidity, results of operations, cash flow, prospects and ability to make distributions may have changed since those dates.

i

PROSPECTUS SUMMARY

        This summary does not include all of the information that you should consider before investing in our common shares of beneficial interest, $0.01 par value per share, or our common shares. You should read this entire prospectus and the documents incorporated by reference herein carefully before making an investment decision, especially the information set forth under the caption "Risk Factors" beginning on page 21 of this prospectus and in the section captioned "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, or our Annual Report. See "Where You Can Find Additional Information" and "Information Incorporated By Reference". Unless otherwise stated, the information presented in this prospectus assumes that the underwriters will not exercise their option to purchase up to an additional 750,000 common shares.

Our Company

        Tremont Mortgage Trust, or we, us or our, is a real estate investment trust, or REIT, that was organized under Maryland law in 2017. We completed our initial public offering, or our IPO, on September 18, 2017 as a blind pool, raising approximately $50.0 million from the public and $12.0 million from a concurrent private placement with Tremont Realty Advisors, LLC, or our Manager (such $62.0 million, in aggregate, referred to herein as our IPO capital). Currently, all of our IPO capital is invested, and we are paying a distribution rate of $0.22 per common share per quarter. We currently have a portfolio of first mortgage bridge whole loans with an aggregate loan commitment of $267.9 million (of which an aggregate of $247.0 million has been funded) and a weighted average all in yield of LIBOR plus 4.22% per annum.

        We focus on originating and investing in first mortgage whole loans, generally of $50.0 million or less, secured by middle market and transitional commercial real estate, or CRE. We define middle market CRE as commercial properties that have values of up to $75.0 million and transitional CRE as commercial properties subject to redevelopment or repositioning activities that are expected to increase the value of the properties. We believe that focusing on originating and investing in first mortgage whole loans secured by middle market and transitional CRE provides us with a greater number of investment opportunities, which may result in higher returns relative to first mortgage whole loans secured by properties that have values of greater than $75.0 million or are stabilized. We also believe that our Manager provides us with significant experience and expertise in investing in middle market and transitional CRE.

Recent Developments

        While we have fully invested our IPO capital, our pace of investment was slower than we anticipated at the time of our IPO. We believe that this was primarily the result of several factors, including our status as a newly formed company, our initial lack of a track record closing direct loans and an investment strategy that was overly broad and inconsistently administered. As a result of these challenges, our common shares have materially underperformed the common equity of other mortgage REITs, and, as of May 15, 2019, our common shares were trading at approximately 33% of our book value per common share.

        We have taken several steps to improve our business:

  •
  Given the slower than anticipated pace of investment, in June 2018, our Manager waived its base management fee for two years, until July 2020.

  •
  In August 2018, we agreed to separate from our then co-presidents, who were the founders of the historical Tremont business, at which time David M. Blackman, our President and Chief Executive Officer, assumed their responsibilities and general leadership of our daily operations.

    Additionally, our Manager made structural changes to its staffing and administrative processes designed to more efficiently increase our loan origination volume.

  •
  Considerable effort has been made to pursue loan originations that meet our investment guidelines for bridge whole loans, and we believe we can be competitive on pricing and structure. We have also increased our marketing activities by advertising closed loan transactions and attending national and regional industry events.

  •
  Our Manager has committed $50.0 million of subordinated unsecured debt to us under a credit agreement, or the RMR Credit Agreement, and our other lenders have agreed to treat this debt as equity for purposes of the financial covenant calculations contained in the applicable loan agreements. Our Manager's extension of credit is expected to provide us with approximately $180.0 million of additional investment capacity (without giving effect to any expected proceeds from this offering).

        We believe that, as a result of these changes:

  •
  We have improved our process for evaluating loan opportunities, which creates greater focus on loans where we believe the probability of origination is high.

  •
  We are issuing more proposals and term sheets. We are currently considering approximately 30 loan opportunities per month, representing approximately $750.0 million in aggregate potential loan commitments.

  •
  We have increased brand recognition in the marketplace, which has led to more and higher quality loan origination opportunities. Our loan originators are more focused on local marketing and on increasing business development activities.

  •
  The pace of our loan closings has increased by approximately 100%, or two times, the pace of our loan closings prior to our separation from the founders of the historical Tremont business.

Our Portfolio

        Since our IPO, we have originated 11 first mortgage bridge whole loans with an aggregate loan commitment of $267.9 million, of which an aggregate of $247.0 million has been funded. Our loan portfolio has a weighted average all in yield of LIBOR plus 4.22% per annum, a weighted average maximum maturity of 4.0 years and a weighted average loan to value, or LTV, ratio of 70%. Our loans are secured by diverse types of properties, including office, hotel, retail and multifamily properties, that are located in numerous markets across the United States.

        The following charts present the property types and geographic diversification of our loan portfolio as of May 10, 2019:

Loan Investment Pipeline Details

        Our active loan origination pipeline includes numerous potential investments in various stages of review, including loans that are under consideration, loans with respect to which we have issued term sheets and loans under application (see "—Investment Highlights" for a description of our underwriting process for our potential loans, including with respect to loans under consideration, loans with term sheets issued and loans under application). Of such investments, those in the most advanced stages of review and with the highest likelihood of closing include a $14.5 million first mortgage bridge whole loan to finance the acquisition of a retail property in Omaha, NE that is currently under application. This loan would have an LTV of 77% and would require the borrower to pay interest of LIBOR plus a premium of 365 basis points.

        While we believe we have offered attractive terms in connection with loans for which term sheets have been issued and the loan under application, there can be no assurance that we will be successful in originating these loans or the other loans under consideration on the terms described above or at all.

        The following graph presents our current loan origination pipeline as of May 10, 2019, including the loan under application as of May 10, 2019:

        The following graph presents our cumulative loan commitments by quarter for the past four quarters ended March 31, 2019, including loans under application as of March 31, 2019:

        The following charts present the property types and geographic diversification of the potential investments in our loan origination pipeline as of May 10, 2019:

Our Manager and RMR

        Our Manager is registered with the U.S. Securities and Exchange Commission, or the SEC, as an investment adviser under the Investment Advisers Act of 1940, as amended, or the Investment Advisers Act. We have no employees. All services that would otherwise be provided to us by employees are provided to us by our Manager, which is a subsidiary of The RMR Group LLC, or RMR LLC, the majority owned operating subsidiary of The RMR Group Inc., or RMR Inc., a holding company listed on The Nasdaq Stock Market LLC, or Nasdaq, under the symbol "RMR". We collectively refer to RMR Inc. and its consolidated subsidiaries, including RMR LLC, as "RMR".

  Historical Tremont Business

        In 2016, RMR LLC acquired substantially all of the business of Tremont Realty Capital, LLC and its affiliates, a business that was based in Boston, MA and specialized in middle market CRE finance. In connection with this acquisition, a number of real estate finance professionals with significant CRE credit and capital markets experience, including loan originators in offices across the United States, most of whom had worked together since the historical Tremont business was founded in 2000, joined RMR. Prior to the RMR acquisition, the Tremont business had originated for its clients over 430 real estate financing transactions totaling approximately $4.5 billion, primarily composed of middle market CRE loans, secured by properties located across the United States.

  RMR

        Substantially all of RMR Inc.'s business is conducted by its majority owned operating subsidiary, RMR LLC, which is an alternative asset management company that was founded in 1986 to manage investments in real estate and real estate related businesses. As of March 31, 2019, RMR had approximately $30.0 billion of CRE and related assets under management, including investments by RMR managed companies in over 1,500 CRE properties.

        Most of the CRE assets under management by RMR are middle market properties owned by four publicly traded equity REITs that are managed by RMR, which we refer to as the Managed Equity REITs: Hospitality Properties Trust (Nasdaq: HPT), or HPT; Senior Housing Properties Trust (Nasdaq: SNH), or SNH; Industrial Logistics Properties Trust (Nasdaq: ILPT), or ILPT; and Office Properties Income Trust (Nasdaq: OPI), or OPI. RMR also provides management services to other publicly and privately owned businesses, including two publicly and one privately owned real estate related operating companies: TravelCenters of America LLC (Nasdaq: TA), or TA; Five Star Senior Living Inc. (Nasdaq:

FVE), or FVE; and Sonesta International Hotels Corporation, or Sonesta. An SEC registered investment adviser subsidiary of RMR different from our Manager provides investment advisory services to RMR Real Estate Income Fund (NYSE MKT: RIF), or RIF, a closed end investment company which primarily invests in securities of REITs that are not managed by RMR, and RMR Office Property Fund, an open end core plus fund focused on the acquisition, ownership and leasing of a diverse portfolio of multi-tenant office properties across the United States.

        As of March 31, 2019, the RMR managed companies had over $12.0 billion in annual revenues and approximately 50,000 employees. In addition, RMR on behalf of its managed companies manages significant capital expenditure budgets for building improvements and property redevelopment, which experience enhances our Manager's ability to evaluate business plans for transitional real estate owned by our borrowers. As of March 31, 2019, RMR employed approximately 600 real estate professionals located in more than 30 offices across the United States, and RMR provided management services to CRE business operations located across the United States.

RMR LOCATIONS

Manager Commitment

        In addition to managing our business, our Manager currently owns approximately 18.8% of our outstanding common shares and intends to purchase an additional 1,000,000 common shares in this offering (or 1,150,000 common shares if the underwriters exercise their option to purchase additional common shares in full) from the underwriters at the public offering price (without payment of the underwriting discount). Additionally, in June 2018 our Manager agreed to waive any base management fees otherwise due and payable under our management agreement with our Manager, or our Management Agreement, for the period July 1, 2018 through June 30, 2020. Our Manager has also supported us as lender under the RMR Credit Agreement, pursuant to which we may borrow up to

$50.0 million in subordinated unsecured loans. We expect to repay the entire amount outstanding under the RMR Credit Agreement with a portion of the net proceeds from this offering, at which time the RMR Credit Agreement will be terminated. Through these commitments, we believe that our Manager's interests are strongly aligned with the interests of our shareholders.

Investment Highlights

  Differentiated, Middle Market Lending Strategy

        We focus on originating and investing in first mortgage whole loans secured by middle market and transitional CRE. According to Real Capital Analytics (market data and/or forecasts obtained from Real Capital Analytics are ©2019 Real Capital Analytics, Inc. all rights reserved), approximately 80% of all investment sales transactions greater than $15.0 million from 2015 to 2018 in the United States were for properties with values between $15.0 million and $75.0 million. As a result, we believe that focusing on middle market CRE provides us with a larger market of potential loan opportunities from which we can originate loans than the market for properties valued greater than $75.0 million. In addition, we believe that focusing on middle market and transitional CRE provides us with opportunities to achieve higher risk adjusted returns relative to loans secured by higher value or stabilized properties because of the larger amount of competition for such loans. Furthermore, to successfully source, underwrite and asset manage a diverse portfolio of middle market CRE loans, it is critical to have a broad national reach. Our Manager's relationship with RMR enables us to leverage the breadth and depth of the RMR platform in our investment program. As of March 31, 2019, RMR employed approximately 600 real estate professionals, with approximately 240 located in its Newton, MA headquarters and approximately 360 located in more than 30 offices across the United States. RMR provides management services to CRE business operations located across the United States, which we leverage to help us evaluate, asset manage and, to a lesser extent, source our loans. As of March 31, 2019, the RMR managed companies owned properties in 48 U.S. states and their average CRE investment was approximately $19.1 million. We also believe that our strategy of investing in loans secured by middle market and transitional CRE in diverse geographic locations across the United States creates less concentration risk and offers greater potential lending opportunities than alternative strategies that focus on investing in larger loans secured by properties in the top major markets or that are stabilized. Our investment strategy also is aligned with our Manager's and the historical Tremont business's expertise and experience in the middle market.

  Vertically Integrated National Real Estate Investing Platform

        We believe that our Manager's relationship with RMR provides us with an advantage in evaluating potential loans, understanding market conditions that may provide us with an enhanced ability to evaluate investment opportunities, structure competitive loans and conduct ongoing asset management. Unlike many of our competitors, who are affiliates of private equity businesses, RMR is a vertically integrated, national real estate investment management company with a deep management team and broad operating platform with particular expertise in CRE asset management. As of March 31, 2019, RMR had approximately $30.0 billion of CRE and related assets under management in 48 states. The RMR executive team, led by Adam D. Portnoy, has significant experience investing in, financing, owning and managing CRE and related businesses. Having been in business since 1986, RMR has experience across multiple property types and through all stages of the real estate investment cycle. We are able to leverage RMR's asset and property management personnel to assist us in evaluating our borrowers' business plans to transition properties and to monitor the ongoing repositioning activities of the properties. In addition, the breadth and depth of RMR's platform provide us with insights into local real estate market conditions and help inform our views on specific markets, economic and CRE trends, sponsors, property types and underlying CRE values, which allow us to price our loans at levels that we believe are attractive to borrowers and provide us with appropriate risk adjusted returns. We believe this information may enable us to identify and pursue favorable investment opportunities and to proactively manage our investments based upon market insights which differentiate us from many of our competitors.

  Primary Focus on Origination with Extensive Sourcing Capabilities

        We focus on originating investments, rather than acquiring loans or participating in loans originated by others. Our Manager employs a team of experienced and dedicated loan origination professionals whose sole responsibility is to build relationships with mortgage brokers and sponsors in order to source middle market and transitional loans for us. These individuals are located in our Newton, MA headquarters, Chicago, IL and the Washington D.C. metro area and have long standing and trusted relationships with mortgage brokers, sponsors and borrowers on a national scale. These loan origination professionals are supported by teams of underwriters and asset managers/loan closers that are dedicated to our business. The teams of origination, underwriting and asset management professionals are further supported by a group of investment professionals and analysts that are RMR employees and who are also available to us. By directly originating investments, we believe that we increase our ability to obtain terms that support our goals of preservation of collateral values and security of payments, while simultaneously meeting our borrowers' individual needs. Also, when we originate our investments, we generally have the opportunity to earn higher upfront fees and risk adjusted returns than when we purchase or participate in investments originated by others. We believe that our Manager's relationship with RMR provides us with a depth of market knowledge that may allow us to identify more investment opportunities and to evaluate them more thoroughly than many of our competitors, including other commercial mortgage REITs. We also believe that RMR's broad platform provides us with access to RMR's extensive network of real estate owners, operators, intermediaries, sponsors, financial institutions and other real estate related professionals and businesses with which RMR has historical relationships.

  Rigorous Underwriting Process and Deep Asset Management Capabilities

        Our Manager employs a seven step investment process that provides multiple opportunities for senior leadership feedback on a potential investment. We refer to those steps as Origination, Screening/Initial Analysis, Investment Committee, Diligence/Underwriting, Board Approval, Diligence Bringdown/Closing and Portfolio Management. The originators source potential opportunities and register any opportunity on our investment pipeline if such opportunity meets the general investment guidelines for our middle market and bridge loan program. Once registered, each opportunity is assigned an underwriter and analyst who provides a detailed review of the business plan, real estate and sponsor. If our Manager desires to proceed, the opportunity is reviewed with our head of underwriting, who may also solicit feedback from our President and Chief Executive Officer and Head of Asset Management. If the above described parties agree, a term sheet is issued with basic terms and conditions under which we would enter into the transaction. Once a borrower has indicated that it will accept the term sheet, a detailed analysis and underwriting presentation is prepared for submission to our Manager's Investment Committee, or the Investment Committee. If approved by the Investment Committee, our Manager issues an application for the loan to the borrower. Our Board of Trustees is regularly provided with an update on the status of our investment pipeline and copies of the underwriting presentations for all loans under application, and our Board of Trustees is required to approve all loans that have been approved by the Investment Committee prior to the closing of any such loans. Once the borrower accepts the loan application and pays a $100,000 expense deposit, our Manager assigns the loan to an asset manager/loan closer to commence due diligence and to work with counsel to prepare loan documentation. Upon conclusion of due diligence, such asset manager/loan closer prepares a summary memorandum of the findings from due diligence and presents any changes from our initial underwriting to the Investment Committee at a bringdown due diligence meeting. The Investment Committee reviews the findings and, if acceptable, approves the loan to close.

        Following the closings of our loans, our Manager receives monthly reports on the properties, maintains regular contact with borrowers, co-lenders and local market experts to monitor the performance of our collateral properties, anticipate borrower, property and market issues and, to the extent applicable, enforce our rights. Our Manager uses its in house asset management capabilities, rather than hiring third party providers, for this service. We believe that our Manager's asset management capabilities provide us with a competitive advantage over other alternative lenders that outsource asset management to third parties. Because RMR is a vertically integrated national real estate investment management company, we believe that our Manager has the resources to enable us to protect and realize the value of investments that become sub-performing or non-performing.

  Strong Alignment of Interests

        In addition to managing our business, our Manager currently owns approximately 18.8% of our outstanding common shares and intends to purchase an additional 1,000,000 common shares in this offering (or 1,150,000 common shares if the underwriters exercise their option to purchase additional common shares in full) from the underwriters at the public offering price (without payment of the underwriting discount). Additionally, in June 2018 our Manager agreed to waive any base management fees otherwise due and payable under our Management Agreement for the period July 1, 2018 through June 30, 2020. Our Manager has also supported us as lender under the RMR Credit Agreement, pursuant to which we may borrow up to $50.0 million in subordinated unsecured loans. We expect to repay the entire amount outstanding under the RMR Credit Agreement with a portion of the net proceeds from this offering, at which time the RMR Credit Agreement will be terminated. Through these commitments, we believe that our Manager's interests are strongly aligned with the interests of our shareholders.

  Senior Executive Team with Long Tenure in Real Estate Investing and Lending

        In connection with the acquisition by RMR LLC of the historical Tremont business in 2016, a number of real estate finance professionals with significant CRE credit and capital markets experience, including loan originators, joined RMR. Our business is led by our senior executive team, which consists of David Blackman, our President and Chief Executive Officer, and G. Douglas Lanois, our Chief Financial Officer and Treasurer. The senior executive team has on average approximately 30 years of real estate investing and lending experience and has integrated the historical Tremont business into RMR.

Market Opportunity

        We believe that there continues to be strong demand for alternative sources of CRE debt capital. The decrease in traditional CRE debt providers, such as banks and insurance companies, is a primary reason borrowers are seeking alternative sources of debt, particularly in middle market and transitional situations. Alternative CRE lenders, like us, generally are able to operate with fewer regulatory constraints than traditional CRE debt providers, such as banks and insurance companies. This allows alternative CRE lenders to create customized solutions to fit borrowers' specific business plans for the collateral properties. We believe that this flexibility affords alternative lenders, like us, a competitive advantage over regulated traditional CRE debt providers, especially with regard to middle market and transitional CRE debt financing.

        A significant amount of capital continues to be raised by alternative lenders. As new alternative CRE debt providers enter the marketplace and as existing alternative CRE debt providers increase their presence in the marketplace, borrowers are becoming more familiar with alternative CRE debt products and are choosing to utilize alternative CRE debt financing in a wider array of circumstances. However, increased supply of alternative CRE debt capital has resulted in more competition for loans and applied downward pressure on loan credit spreads. Although LIBOR, the index rate upon which bridge loans generally are priced, has increased over 100 basis points during the last several years, there has been a net reduction in total borrowing costs as a result of reductions in loan fees and decreased loan credit spreads. To offset the reduction in loan credit spreads, some alternative CRE debt providers are considering construction and higher LTV loans to meet their investors' return expectations. Because of this credit spread compression, borrowers are more frequently seeking alternative CRE debt financing for stabilized or near stabilized properties to take advantage of the flexibility offered by these loan structures. However, we believe many alternative lenders are targeting loan amounts in excess of $50.0 million secured by properties located in major markets, resulting in less competition for smaller loans and loans secured by properties in non-major markets.

        With our focus on providing debt financing for middle market and transitional CRE transactions, we believe that we are well positioned to pursue investment opportunities that offer superior risk adjusted investment returns as compared to more heavily regulated financial institutions and many other traditional CRE debt providers, who tend to focus on larger, more competitive markets.

  Demand for CRE Debt Remains High

        Our loan origination demand is primarily driven by the pace of acquisition activity and the volume of maturing loans that require refinancing. Annual sales transaction volumes since 2014 have been consistent with sales transaction volumes during the previous economic expansion prior to the depths of the financial crisis in 2008, 2009, and, to a lesser extent, 2010.

        In addition to the strong CRE fundamentals, more than $1.5 trillion of CRE loans mature over the next five years, which we believe will continue to create significant demand for CRE debt and resulting lending opportunities as these loans are refinanced or as the properties that secure the loans change ownership. In addition, we believe that more heavily regulated financial institutions will continue to supply a smaller portion of the CRE debt market than in the years prior to the financial crisis.

(1)
Market data and/or forecasts obtained from Trepp LLC, or Trepp, that we have included in this prospectus have been compiled and/or prepared by Trepp based upon information available to the public from sources believed to be reliable. However, neither Trepp nor any of its information providers, represent or warrant the accuracy or adequacy of such information or any other work product, forecasts or projections presented in the information. There can be no assurance that any of the forecasts or projections presented in the information sourced from Trepp will be achieved. Trepp does not and will not have any liability or responsibility whatsoever for any market data, forecast and/or projection made available to us by Trepp that is contained in this prospectus. Further, this information has not been expertized by Trepp and is, therefore, solely our responsibility.

  Robust Demand for CRE Debt in Underserved Middle Market

        We believe that our focus on loans of less than $50.0 million secured by middle market and transitional properties located outside of major markets provides us an opportunity to be more selective and generate higher risk adjusted returns. We believe that many CRE alternative lenders focus on loans that are greater than $50.0 million and that are secured by properties valued at more than $75.0 million and/or are located in major markets. This results in less competition in the lending market we focus on and the ability to evaluate a greater volume of transactions and narrow our origination funnel to those where we believe we can achieve an attractive risk adjusted return. CRE properties valued at $75.0 million and less make up the broadest and deepest part of the CRE market. As illustrated in the chart below, greater than 80% of the number of all sales transactions from 2015 to 2018 in excess of $15.0 million were for properties valued between $15.0 million and $75.0 million, based on data from Real Capital Analytics. From 2015 through 2018, there were on average approximately 7,000 transactions in this value range each year.

        Additionally, our focus on non-major markets provides us with a market opportunity with less institutional competition. Annual CRE transaction dollar volume in non-major markets has been higher than the volume in major markets for the past 15 years, through complete real estate market cycles. Non-major market CRE volume surpassed $1.0 trillion in 2018 for the first time and has been higher than $900.0 million for each of the past four years, reflecting a significant and growing market opportunity. Major markets, as defined by Real Capital Analytics as "Major Metros", are Boston,

Chicago, Washington D.C. metro area, Los Angeles metro area, New York City metro area and San Francisco metro area, with all other markets being categorized as non-major markets.

        We believe that focusing on non-major markets has the additional benefit of allowing us to achieve greater risk adjusted returns on equity due to comparatively attractive CRE pricing. The cap rate differential for CRE transactions between major markets and non-major markets has ranged from approximately 100 to 150 basis points in the last 10 years, and as a result investors have the ability to pay higher interest rates while achieving equivalent yields in non-major markets. As a result, we believe the risk adjusted returns in these markets represent a more attractive and expansive opportunity.

Target Investments

        Our primary investment objective is to balance capital preservation with generating attractive risk adjusted returns. We seek to achieve this objective by investing in first mortgage whole loans secured by middle market and transitional CRE. Our loans generally have the following characteristics:

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  principal balances of less than $50.0 million;

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  stabilized LTV ratios of 75% or less;

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  terms of five years or less;

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  floating interest rates based on LIBOR plus spreads of 300 to 400 basis points;

  •
  non-recourse to sponsors (subject to customary non-recourse carve-out guarantees) and secured by middle market and transitional CRE across the United States; and

  •
  equity owned by well capitalized sponsors with experience investing in the relevant real estate property type.

        We invest in first mortgage bridge whole loans that provide financing on transitional CRE properties. These investments are typically secured by properties undergoing redevelopment or repositioning activities that are expected to increase the value of the properties. We fund these loans over time as the borrowers' business plans for the properties are carried out. Our loans secured by transitional CRE are typically bridge loans that are usually refinanced, with the proceeds from other CRE mortgage loans or property sales. We receive origination fees, extension fees, modification or similar fees in connection with our bridge loans. Bridge loans may lead to future investment opportunities for us, including takeout mortgage loans with the same borrowers and properties.

        Although our primary focus is on originating and investing in first mortgage whole loans of less than $50.0 million, our target investments may also include subordinated mortgages, mezzanine loans and preferred equity interests in entities that own middle market and transitional CRE.

Financing and Leverage Strategies

        In order to increase the returns on our investments, we employ direct leverage on our first mortgage whole loans which generally does not exceed, on a debt to equity basis, a ratio of three to one. Our initial direct leverage relates to our $250.0 million master repurchase facility, or our Master Repurchase Facility, with Citibank, N.A., or Citibank, pursuant to which we have pledged eight first mortgage bridge whole loans as collateral, as described elsewhere in this prospectus.

  Master Repurchase Facility

        We currently have a $250.0 million Master Repurchase Facility with Citibank, pursuant to which we may sell to, and later repurchase from, Citibank floating rate mortgage loans and other related assets, or purchased assets. We refer to the agreements governing our Master Repurchase Facility, as amended, as our Master Repurchase Agreement. Our Master Repurchase Facility is scheduled to expire in November 2021, subject to earlier termination as provided for in our Master Repurchase Agreement.

        Under our Master Repurchase Facility, the initial purchase price paid by Citibank for each purchased asset is up to 75% of the lesser of the market value of the purchased asset or the unpaid principal balance of such purchased asset, subject to Citibank's approval. Upon the repurchase of a purchased asset, we are required to pay Citibank the outstanding purchase price of the purchased asset, accrued interest and all accrued and unpaid expenses of Citibank relating to such purchased asset. The price differential (or interest rate) relating to a purchased asset is equal to LIBOR plus a premium of 200 to 250 basis points, determined by the yield of the purchased asset and the property type of the purchased asset's real estate collateral. Citibank has the discretion under our Master Repurchase Agreement to advance at higher margins than 75% and at premiums of less than 200 basis points.

  Note Payable

        We currently have a term loan facility, in the form of a note payable with Texas Capital Bank, National Association, or Texas Capital Bank, or the TCB loan, which we used to partially finance the acquisition of the loan related to the Hampton Inn JFK, a 216 key, 13 story hotel located adjacent to the John F. Kennedy International Airport in Queens, NY, or the JFK loan. The TCB loan advances up to 80% of the JFK loan amount from time to time. The TCB loan matures in July 2021. Subject to our payment of extension fees and meeting other conditions, we have the option to extend the stated maturity date of the TCB loan for two, one year periods. Interest on amounts advanced under the TCB loan is calculated at a floating rate based on LIBOR plus a premium of 215 basis points. We may be required to repay a portion of the amount outstanding under the TCB loan to maintain a 10.5% debt yield on the net operating income of the hotel that secures the TCB loan. The TCB loan is prepayable in whole at any time without premium or penalty, and provides for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of customary events of default. In connection with the TCB loan, we entered into a guaranty with Texas Capital Bank pursuant to which we have guaranteed 25% of the TCB loan amount plus all related interest and costs.

  RMR Credit Agreement

        We currently have the RMR Credit Agreement with our Manager as lender to provide interim financing for additional investments. Pursuant to the RMR Credit Agreement, from time to time until August 4, 2019, we may borrow up to $50.0 million in subordinated unsecured loans at a rate of 6.50% per annum. The proceeds of any borrowings under the RMR Credit Agreement will be principally used to fund additional investments in first mortgage bridge whole loans that are consistent with our business strategy and have been approved by our Board of Trustees. The RMR Credit Agreement matures on the later of February 4, 2022 or 30 days following the final maturity of both of our Master Repurchase Facility and the TCB loan. However, we expect to repay the entire amount outstanding under the RMR Credit Agreement with a portion of the net proceeds from this offering, at which time the RMR Credit Agreement will be terminated.

        For more information regarding our financing sources and activities, see the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our Annual Report.

        Our Board of Trustees may change our financing policies at any time without a vote of, or notice to, our shareholders.

  Expected LIBOR Phase Out

        LIBOR is currently expected to be phased out in 2021. We do not know what standard, if any, will replace LIBOR if it is phased out. We currently expect that, as a result of any phase out of LIBOR, the interest rates under our loan agreements would be amended as necessary to provide for an interest rate that approximates the existing interest rate as calculated in accordance with LIBOR. In addition, we currently expect that the interest rates we pay under our Master Repurchase Facility and the TCB loan, as well as under any other then existing debt financing arrangements would be similarly amended as necessary for that same purpose. See "Risk Factors—Risks Related to Our Business—The phase out or transitioning of LIBOR may negatively impact our business, financial results and cash flows" in our Annual Report.

  REIT Qualification

        To maintain our qualification for taxation as a REIT under the U.S. Internal Revenue Code of 1986, as amended, or the IRC, we must distribute at least 90% of our annual REIT taxable income (excluding capital gains) and satisfy a number of organizational and operational requirements. Accordingly, we generally will not be able to retain sufficient cash from operations to fund our loan originations or investments or to repay our debts. Instead, we fund our loan originations, investments and repay our debts by utilizing our Master Repurchase Facility or other future financing arrangements, issuing equity or debt securities or using retained cash from operations that may exceed any distributions we make. We will decide when and whether to issue equity or new debt depending upon market conditions and other factors. Because our ability to raise capital depends, in large part, upon market conditions, we cannot be sure that we will be able to raise sufficient capital to repay our debts or to fund our growth strategies. See "Risk Factors—Risks Related to Our Business—REIT distribution requirements and limitations on our ability to access reasonably priced capital may adversely impact our ability to carry out our business plan" in our Annual Report.

Distributions

        Our current cash distribution rate to common shareholders is $0.22 per common share per quarter, or $0.88 per common share per year. Our distribution rate is set and reset from time to time by our Board of Trustees. The timing, amount and form of any future distributions will be determined at the discretion of our Board of Trustees and will depend upon various factors that our Board of Trustees deems relevant, including our historical and projected income, our core earnings (loss), the then current and expected needs and availability of cash to pay our obligations and fund our investments, distributions which may be required to be paid by us to maintain our qualification for taxation as a REIT, limitations on distributions contained in our financing arrangements and other factors deemed relevant by our Board of Trustees in its discretion. Therefore, we cannot be sure that we will continue to pay distributions in the future or that the amount of any distributions we do pay will not decrease. See "Risk Factors—Risks Related to Our Securities—We may not be able to make or sustain distributions to our shareholders at any time in the future" in our Annual Report.

Investment Guidelines

        Our Board of Trustees has adopted the following investment guidelines:

  •
  our target investments are whole loans secured by middle market and transitional CRE;

  •
  no investment will be made that would cause us to fail to qualify for taxation as a REIT;

  •
  no investment will be made that would require us to be registered as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act; and

  •
  pending identification and completion of appropriate investments in first mortgage whole loans, we may invest our available cash in interest or dividend paying, short term investments that are consistent with our intention to maintain our qualification for taxation as a REIT and will allow us to maintain our exemption from registration under the Investment Company Act.

        These investment guidelines may be changed from time to time by our Board of Trustees without our shareholders' approval. However, we will disclose any material changes to our investment guidelines in the quarterly report on Form 10-Q or annual report on Form 10-K for the period in which the change was made or in a current report on Form 8-K. We are not subject to any limits or proportions with respect to the mix of our investments.

        We do not have a formal portfolio turnover policy and currently do not intend to adopt one. Subject to maintaining our qualification for taxation as a REIT under the IRC for U.S. federal income tax purposes and our exemption from registration under the Investment Company Act, we currently expect that we will typically hold investments that we originate for between two and 10 years. However, in order to maximize returns and manage portfolio risk while maintaining the financial capacity to undertake attractive opportunities that become available to us, we may dispose of an asset earlier than anticipated or hold an investment longer than anticipated if we determine doing so to be appropriate based upon market conditions or other factors regarding a particular investment.

Summary Risk Factors

        You should carefully consider the information set forth under the caption "Risk Factors" beginning on page 21 of this prospectus and in the section captioned "Risk Factors" in our Annual Report prior to deciding whether to invest in our common shares. An investment in our common shares will be impacted by certain risks, including:

  •
  We may use the net proceeds from this offering to make investments with which you may not agree.

  •
  This offering is expected to be dilutive to our book value per common share, may be dilutive to our earnings per share and could result in shareholder litigation.

  •
  We may not be able to sustain or increase distributions to our shareholders in the future.

  •
  We operate in a highly competitive market for investment opportunities and competition may limit our ability to originate our target investments on attractive terms and could also affect the pricing of these investment opportunities.

  •
  We have a limited operating history and have made a limited number of target investments to date.

  •
  The CRE loans and other CRE related investments we originate are subject to the ability of the property owner to generate net income from operating the property as well as the risks of delinquency and foreclosure.

  •
  Prepayment rates may adversely affect the value of certain of our investments and could negatively impact our ability to make or sustain distributions to our shareholders.

  •
  Loans secured by properties in transition involve a greater risk of loss than loans secured by stabilized properties.

  •
  We may incur significant debt, and our governing documents contain no limit on the amount of debt we may incur.

  •
  We are dependent on our Manager, its affiliates and their personnel. We may be unable to find suitable replacements if our Management Agreement is terminated.

  •
  Our Management Agreement is between related parties and may be less favorable to us than if it had been negotiated on an arm's length basis with an unrelated party.

  •
  Our Management Agreement's fee and expense structure may not create proper incentives for our Manager, which may increase the risk of an investment in our common shares.

  •
  Our management structure and agreements and relationships with our Manager and RMR LLC and RMR LLC's and its controlling shareholder's relationships with others may create conflicts of interest, or the perception of such conflicts, and may restrict our investment activities.

  •
  Ownership limitations and certain provisions in our Declaration of Trust and Bylaws, as well as certain provisions of Maryland law, may deter, delay or prevent a change in our control or unsolicited acquisition proposals.

  •
  Our intention to remain exempt from registration under the Investment Company Act imposes limits on our operations.

  •
  Our failure to remain qualified for taxation as a REIT under the IRC could have significant adverse consequences.

        For additional risks associated with the purchase of our common shares in this offering, see the information set forth under the caption "Risk Factors" beginning on page 21 of this prospectus and in the section captioned "Risk Factors" in our Annual Report. See "Where You Can Find Additional Information" and "Information Incorporated By Reference".

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies". These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, as permitted for an "emerging growth company," we have elected to delay the adoption of new or revised financial accounting standards, and, as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for publicly owned companies that are not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements.

        We will remain an "emerging growth company" for up to the last day of the fiscal year following the fifth anniversary of our IPO, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion (subject to adjustment for inflation), (b) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our common shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.

Limitation on Share Ownership and Regulatory Issues

        We believe that we have qualified, and we intend to remain qualified, for taxation as a REIT under the IRC. To assist our compliance with the requirements to maintain such qualification and otherwise provide for our orderly governance, among other purposes, our Declaration of Trust prohibits any shareholder other than our Manager, RMR LLC and their subsidiaries and certain persons who have been exempted by our Board of Trustees from owning (directly and by attribution) more than 9.8% in value or number, whichever is more restrictive, of any class or series of our shares of beneficial interest, including our common shares, which limitation may be reduced or waived by our Board of Trustees. Further, we conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. For more information regarding our qualification for taxation as a REIT, the 9.8% share ownership limitation and the Investment Company Act exemption, see "Business—Limitation on Share Ownership and Regulatory Issues" included elsewhere in this prospectus.

Our Address and Telephone Number

        Our principal executive office is located at Two Newton Place, 255 Washington Street, Newton, MA 02458 and our telephone number is (617) 796-8317.

 The Offering

Common Shares Being Offered by Us	5,000,000 common shares
Common Shares to be Outstanding after This Offering	8,193,173 common shares
Nasdaq Symbol	"TRMT"
Use of Proceeds

We estimate that our net proceeds from this offering will be approximately $28.7 million, after payment of the underwriting discount and other estimated offering expenses payable by us and assuming a public offering price of $6.19 per share, which was the closing price of our common shares on Nasdaq on May 15, 2019. If the underwriters exercise their option to purchase additional common shares in full, we estimate that our net proceeds will be approximately $33.1 million, after payment of the underwriting discount and other estimated offering expenses payable by us and assuming a public offering price of $6.19 per share, which was the closing price of our common shares on Nasdaq on May 15, 2019. We expect to use a portion of the net proceeds from this offering to repay the entire amount outstanding under the RMR Credit Agreement, at which time the RMR Credit Agreement will be terminated. The remaining net proceeds will be used for general business purposes, including reducing borrowings under our Master Repurchase Facility and/or funding our investment activities. If the public offering price is lower or we sell fewer shares, our net proceeds will be lower; conversely, if the public offering price is higher or we sell more shares, our net proceeds will be higher.

An affiliate of Citigroup Global Markets Inc., one of the underwriters of this offering, is our counterparty under the Master Repurchase Facility, and will receive any portion of the net proceeds from this offering that we may use to reduce borrowings under our Master Repurchase Facility.

Distribution Policy

We intend to pay regular quarterly distributions to our shareholders. To maintain our qualification for taxation as a REIT for U.S. federal income tax purposes, we must distribute at least 90% of our REIT taxable income (which may be different than our income calculated according to generally accepted accounting principles in the United States, or GAAP), determined without regard to the deduction for dividends paid and excluding capital gains. We generally intend to pay quarterly distributions to our shareholders in amounts at least equal to our REIT taxable income.

Our current cash distribution rate to common shareholders is $0.22 per common share per quarter, or $0.88 per common share per year. Our distribution rate is set and reset from time to time by our Board of Trustees. The timing, amount and form of future distributions are determined at the discretion of our Board of Trustees and will depend upon various factors that our Board of Trustees deems relevant, including our historical and projected income, our core earnings (loss), the then current and expected needs and availability of cash to pay our obligations and fund our investments, distributions which may be required to be paid by us to maintain our qualification for taxation as a REIT, limitations on distributions contained in our financing arrangements and other factors deemed relevant by our Board of Trustees in its discretion. Therefore, we cannot be sure that we will continue to pay distributions in the future or that the amount of any distributions we do pay will not decrease.

Ownership Restrictions

No shareholder may beneficially or constructively own more than 9.8% in value or number, whichever is more restrictive, of any class or series of our shares of beneficial interest, including our common shares. Our Board of Trustees may from time to time reduce this ownership limit below 9.8%, subject to limitations contained in our Declaration of Trust. For more information, see "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Restrictions on Ownership and Transfer of Common Shares".

        The number of our common shares outstanding after this offering is based on 3,193,173 common shares outstanding on May 15, 2019 and does not include 139,427 common shares reserved for issuance under our 2017 Equity Compensation Plan, or our Equity Compensation Plan. If the underwriters exercise their option to purchase additional shares in full, we will issue an additional 750,000 common shares.

RISK FACTORS

        Our business faces many risks, a number of which are described in the section captioned "Risk Factors" in our Annual Report, and this offering may subject us to certain risks that are described below. The risks so described may not be the only risks we face. Additional risks of which we are not yet aware, or that we currently believe are immaterial, may also materially and adversely impact our business operations or financial results. If any of the events or circumstances described in the risk factors contained in our Annual Report or described below occurs, our business, financial condition, liquidity, results of operations, cash flow, prospects and ability to make distributions could be adversely impacted and the trading price of our common shares could decline. You should carefully review the risks described in our Annual Report and below and the information contained in the section captioned "Warning Concerning Forward-Looking Statements" below.

We may use a portion of the net proceeds from this offering to make investments with which you may not agree.

        We expect to use a portion of the net proceeds from this offering for general business purposes, including funding our investment activities. You will not be able to evaluate the manner in which such portion of the net proceeds from this offering will be invested or the economic merit of such investments before purchasing our common shares. We may use these proceeds to make investments with which you may not agree. Our shareholders will not have input into our investment decisions. These factors increase the uncertainty, and thus the risk, of investing in our common shares. Our failure to apply the net proceeds from this offering used for general business purposes, including investments, effectively or to find investments that meet our investment guidelines within a reasonable time or on acceptable terms could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions to our shareholders, and could cause the value of our shares to decline.

        Until appropriate additional investments are identified, we intend to invest the net proceeds from this offering that are not used to reduce our outstanding indebtedness in interest or dividend paying, short term investments that are consistent with our intention to maintain our qualification for taxation as a REIT under the IRC and maintain our exemption from registration under the Investment Company Act. These short term investments are expected to provide lower earnings than we will seek to achieve from our target investments.

This offering is expected to be dilutive to our book value per common share, may be dilutive to our earnings per share and could result in shareholder litigation.

        As of March 31, 2019, our book value was approximately $18.85 per common share. Based on the closing price of $6.19 per common share on May 15, 2019, our common shares were trading at approximately 33% of our book value per common share. Accordingly, the public offering price per common share sold in this offering is expected to be significantly below our book value per share, and this offering is expected to substantially dilute our book value per share, with the amount of such dilution dependent upon the public offering price and the number of shares issued in this offering. This offering may also have a dilutive effect on our earnings per share. The actual amount of dilution to our future results of operations from this offering will be based on numerous factors, particularly the number and price of shares issued, the use of the net proceeds from such issuance and the timing of such uses, and the returns generated by any investments made with such proceeds, and cannot be determined at this time. Additionally, dilutive offerings could encourage shareholders to make, and certain of our shareholders have threatened to make, claims, including class action claims, against us or our trustees, such as claims alleging mismanagement, governance failures or breaches of fiduciary duties. Any such claims could be costly and divert our management's time and attention from the operation of, and adversely affect, our business. The per share trading price of our common shares could decline as a result of the sale of the significant number of shares in this offering or as the result of any shareholder claims relating thereto.

We may not have sufficient capital to acquire all of the investments that we determine are attractive.

        We estimate that our net proceeds from this offering will be approximately $28.7 million ($33.1 million if the underwriters exercise their option to purchase additional common shares in full), after payment of the underwriting discount and other estimated offering expenses payable by us and assuming a public offering price of $6.19 per share, which was the closing price of our common shares on Nasdaq on May 15, 2019. If the public offering price is lower or we sell fewer shares, our net proceeds will be lower. After giving effect to this offering and the use of the net proceeds as described under "Use of Proceeds," we expect to have approximately $14.5 million available for general business purposes, including funding our investment activities. Accordingly, our capital resources will be limited and we may not have sufficient capital to acquire investments that we determine are attractive. This could limit our ability to grow our investment portfolio and adversely affect our ability to sustain or increase our distribution rate. Our ability to further grow our portfolio over time will depend, to a significant degree, upon our ability to access additional equity and debt capital. We cannot be sure that we will have access to such equity or debt capital on favorable terms at the desired times, or at all, which may cause us to reduce our investment activities or dispose of assets at an inopportune time or price, which could negatively affect our financial condition and results of operations. Any future debt financing could be costly and require a large portion of our cash flow from operations to be used for debt service, which would reduce funds available for investment activities or for distribution to our shareholders. Additionally, we may not be able to raise equity capital by issuing additional equity securities.

We may not be able to sustain or increase distributions to our shareholders in the future.

        Our current quarterly distribution is $0.22 per common share ($0.88 per common share per year). However, there can be no assurance that we will be able to continue to pay distributions in the future or that the amount of any distributions we do pay will not decrease. After completion of this offering, we expect that our current distribution rate will exceed our core earnings. Accordingly, if our core earnings do not increase we may have to fund distributions from other sources (such as from selling certain of our assets or using a portion of the net proceeds from this offering) or reduce, or eliminate, our distributions. Our ability to make future distributions at our current distribution amount will depend, to a significant degree, on our interest income from investments, our expenses (including interest expense) and our ability to invest the net proceeds from this offering in a timely manner in attractive investments, and we cannot be sure that we will meet our expectations with respect to these matters. To the extent we use a portion of the net proceeds from this offering to fund future distributions, our financial condition and our ability to access these funds for other purposes, such as for funding our investment activities, could be adversely affected. For these reasons, we cannot be sure that we will continue to pay distributions in the future or that the amount of any distributions we do pay will not decrease.

Our Board of Trustees has the power to cause us to issue an unlimited number of additional common shares, preferred shares or any other class or series of our shares of beneficial interest without shareholder approval.

        Our Declaration of Trust authorizes us to issue additional authorized but unissued common shares. In addition, our Board of Trustees may, without shareholder approval, (a) amend our Declaration of Trust to increase or decrease the aggregate number of common shares or the number of shares of beneficial interest of any class or series that we have authority to issue and (b) classify or reclassify any unissued common shares, preferred shares or any other class of our shares of beneficial interest and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our Board of

Trustees may establish and we may issue a class or series of our common shares, preferred shares or other shares of beneficial interest that could delay or prevent a merger, third party tender offer or similar transaction or a change in incumbent management that might involve a premium price for our common shares or which some shareholders may believe to be in the best interest of our shareholders.

An affiliate of Citigroup Global Markets Inc. is expected to receive benefits in connection with this offering.

        An affiliate of Citigroup Global Markets Inc., one of the underwriters of this offering, is our counterparty under the Master Repurchase Facility. As described in this prospectus, we may use a portion of the net proceeds from this offering to reduce borrowings under our Master Repurchase Facility. Accordingly, an affiliate of one of the underwriters of this offering is expected to receive any such portion of the net proceeds from this offering. This use of proceeds creates a conflict of interest because Citigroup Global Markets Inc. has an interest in the successful completion of this offering beyond the underwriting discount it will receive. These interests may influence the decision regarding the terms and circumstances under which the offering is completed.

 WARNING CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Also, whenever we use words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "will," "may," and negatives or derivatives of these or similar expressions, we are making forward-looking statements. These forward-looking statements are based upon our present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Forward-looking statements in this prospectus relate to various aspects of our business, including:

  •
  our use of proceeds of this offering;

  •
  our ability to carry out our business strategy and the opportunities for our business that we believe exist;

  •
  our operating and investment targets, guidelines, investment and financing strategies and leverage policies;

  •
  the ability of our Manager to locate suitable investments for us, monitor, service and administer our existing investments and implement our investment strategy;

  •
  our expected operating results;

  •
  the amount and timing of any cash flows we receive from our investments;

  •
  our ability to pay distributions to our shareholders and to sustain the amount of any such distributions;

  •
  our ability to obtain and maintain financing to enable us to use leverage to make additional investments or to increase our potential returns;

  •
  our ability to maintain and increase the net interest spread between the interest we earn on our investments and the interest we pay on our borrowings;

  •
  the origination, extension, exit, prepayment or other fees we may earn;

  •
  yields that may be available to us from mortgages on specialized real estate;

  •
  the duration and other terms of our loans;

  •
  the credit qualities of our borrowers;

  •
  the ability and willingness of our borrowers to repay our loans and investments in a timely manner or at all;

  •
  our projected leverage;

  •
  the cost and availability of financing under our Master Repurchase Facility or other repurchase or bank facilities we may obtain from time to time;

  •
  our qualification for taxation as a REIT;

  •
  our ability to maintain our exemption from registration under the Investment Company Act;

  •
  our understanding of our competition and our ability to compete;

  •
  market trends in our industry or with respect to interest rates, real estate values, the debt securities markets or the economy generally; and

  •
  other matters.

        Our actual results may differ materially from those contained in or implied by our forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond our control. Risks, uncertainties and other factors that could have a material adverse effect on our forward-looking statements and upon our business, financial condition, liquidity, results of operations, cash flow, prospects and ability to make distributions include, but are not limited to:

  •
  the impact of conditions in the economy, the CRE industry and the capital markets on us and our borrowers;

  •
  competition within the CRE lending industry;

  •
  changes in the availability, sourcing and structuring of CRE lending;

  •
  defaults by our borrowers;

  •
  compliance with, and changes to, federal, state or local laws or regulations, accounting rules, tax laws or similar matters;

  •
  limitations imposed on our business and our ability to satisfy complex rules in order for us to maintain our qualification for taxation as a REIT for U.S. federal income tax purposes;

  •
  actual and potential conflicts of interest with our related parties, including our Managing Trustees, our Manager, RMR LLC and others affiliated with them;

  •
  acts of terrorism, outbreaks of so called pandemics or other manmade or natural disasters beyond our control; and

  •
  additional factors, including, but not limited to, those set forth under the caption "Risk Factors" beginning on page 21 of this prospectus and in the section captioned "Risk Factors" in our Annual Report.

        For example:

  •
  this prospectus states that our Manager intends to purchase 1,000,000 of our common shares (or 1,150,000 common shares if the underwriters exercise their option to purchase additional common shares in full) in this offering. Although we believe that our Manager will purchase those common shares, our Manager is not under any binding obligation to do so and may in fact determine not to purchase those or any common shares in this offering;

  •
  we have a limited operating history, and we may not be able to operate our business successfully or generate sufficient revenue to make or sustain distributions to our shareholders;

  •
  our current cash distribution rate to common shareholders is $0.22 per common share per quarter, or $0.88 per common share per year. Our distribution rate is set and reset from time to time by our Board of Trustees. The timing, amount and form of future distributions are determined at the discretion of our Board of Trustees and will depend upon various factors that our Board of Trustees deems relevant, including our historical and projected income, our core earnings (loss), the then current and expected needs and availability of cash to pay our obligations and fund our investments, distributions which may be required to be paid by us to maintain our qualification for taxation as a REIT, limitations on distributions contained in our financing arrangements and other factors deemed relevant by our Board of Trustees in its discretion. Therefore, we cannot be sure that we will continue to pay distributions in the future or that the amount of any distributions we do pay will not decrease;

  •
  competition may limit our ability to identify and make desirable investments;

  •
  our belief that there continues to be strong demand for alternative sources of CRE debt capital may not be correct; further, any demand that now exists could be reduced. Reduced demand for alternative sources of CRE debt capital would further increase competition for investments in the CRE debt market;

  •
  contingencies related to loans that we have entered applications with borrowers for but have not closed may not be satisfied and the closings of pending loans may not occur, may be delayed or the terms may change;

  •
  the value of our loans depends upon our borrowers' ability to generate cash flow from operating the properties that are our collateral for our loans. Our borrowers may not have sufficient cash flow to repay our loans according to their terms, which may result in delinquency and foreclosure on our loans;

  •
  prepayment of our loans may adversely affect the value of our investment portfolio and our ability to make or sustain distributions to our shareholders;

  •
  loans secured by properties in transition involve a greater risk of loss than loans secured by stabilized properties;

  •
  our Manager's and RMR LLC's only experience managing or servicing a mortgage REIT is with respect to us, and we have a limited operating history;

  •
  we may incur significant debt, and our governing documents contain no limit on the amount of debt we may incur;

  •
  continued availability of financing under our Master Repurchase Facility and our note payable are subject to our satisfying certain financial covenants and other conditions, as applicable, that we may be unable to satisfy;

  •
  financing for floating rate mortgages and other related assets that we may seek to sell pursuant to our Master Repurchase Facility is subject to approval by the lender under our Master Repurchase Facility, whose approval we may not obtain;

  •
  actual costs under our Master Repurchase Facility and our note payable will be higher than LIBOR plus a premium because of fees and expenses associated with our debt;

  •
  our options to extend the maturity date of our note payable are subject to our payment of extension fees and meeting other conditions, but the applicable conditions may not be met,

  •
  our ability to obtain additional financing under our Master Repurchase Facility is contingent upon our ability to effectively originate additional investments. However, we cannot be sure that we will be able to use our Master Repurchase Facility as we expect or effectively originate additional investments in the near future or at all;

  •
  in order to continue to grow our investments and business, we will need to obtain additional financing, whether by expanding our existing credit arrangements or obtaining new equity or other financing sources. We cannot be sure that we would be successful in obtaining any such additional financing. If we are unable to obtain financing, we may not be able to further grow our investments and business;

  •
  any phase out of LIBOR may have an impact on our investments and our debt financial arrangements;

  •
  we are dependent upon our Manager, its affiliates and their personnel. We may be unable to find suitable replacements if our Management Agreement is terminated;

  •
  we believe that our relationships with our related parties, including our Managing Trustees, our Manager, RMR LLC and others affiliated with them may benefit us and provide us with competitive advantages in operating and growing our business. However, the advantages we believe we may realize from these relationships may not materialize;

  •
  our intention to remain exempt from registration under the Investment Company Act imposes limits on our operations, and we may fail to remain exempt from registration under the Investment Company Act; and

  •
  our failure to remain qualified for taxation as a REIT could have significant adverse consequences.

        Currently unexpected results could occur due to many different circumstances, some of which are beyond our control, such as acts of terrorism, natural disasters or changes in capital markets or the economy generally. The information contained elsewhere in this prospectus and in the documents incorporated by reference, including under the caption "Risk Factors" beginning on page 21 of this prospectus and in the section captioned "Risk Factors" in our Annual Report, identifies other important factors that could cause differences from our forward-looking statements. You should not place undue reliance upon our forward-looking statements. Except as required by law, we do not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We estimate that our net proceeds from this offering will be approximately $28.7 million ($33.1 million if the underwriters exercise their option to purchase additional common shares in full) after payment of the underwriting discount and other estimated offering expenses payable by us and assuming a public offering price of $6.19 per share, which was the closing price of our common shares on Nasdaq on May 15, 2019. The foregoing assumes 5,000,000 shares are sold in this offering at a public offering price of $6.19 per common share, which was the last reported sale price for our common shares on Nasdaq on May 15, 2019. If the public offering price is lower or we sell fewer shares, our net proceeds will be lower; conversely, if the public offering price is higher or we sell more shares, our net proceeds will be higher.

        We expect to use a portion of the net proceeds from this offering to repay the entire amount outstanding under the RMR Credit Agreement, at which time the RMR Credit Agreement will be terminated. Borrowings under the RMR Credit Agreement bear interest at 6.50% per annum. As of May 10, 2019, the outstanding principal balance under the RMR Credit Agreement was $14.2 million. The remaining net proceeds will be used for general business purposes, including reducing borrowings under our Master Repurchase Facility and/or funding our investment activities. As of May 10, 2019, the outstanding principal balance under our Master Repurchase Facility was $152.6 million, and our Master Repurchase Facility had a weighted average interest rate of LIBOR plus 203 basis points per annum, excluding associated fees and expenses. Borrowings under the RMR Credit Agreement and under the Master Repurchase Facility were used to finance a portion of the purchase price of our loan portfolio.

        An affiliate of Citigroup Global Markets Inc., one of the underwriters of this offering, is our counterparty under the Master Repurchase Facility, and will receive any portion of the net proceeds from this offering that we may use to reduce borrowings under our Master Repurchase Facility.

 DISTRIBUTION POLICY

        We intend to pay regular quarterly distributions to our shareholders. To remain qualified for taxation as a REIT under the IRC, U.S. federal income tax law generally requires that we distribute annually at least 90% of our REIT taxable income (which may be different than our income calculated according to GAAP), determined without regard to the deduction for dividends paid and excluding net capital gains. We are subject to regular corporate income tax to the extent that we annually distribute less than 100% of our net taxable income. Our current cash distribution rate to common shareholders is $0.22 per common share per quarter, or $0.88 per common share per year. Our distribution rate is set and reset from time to time by our Board of Trustees. The timing, amount and form of future distributions are determined at the discretion of our Board of Trustees and will depend upon various factors that our Board of Trustees deems relevant, including our historical and projected income, our core earnings (loss), the then current and expected needs and availability of cash to pay our obligations and fund our investments, distributions which may be required to be paid by us to maintain our qualification for taxation as a REIT, limitations on distributions contained in our financing arrangements and other factors deemed relevant by our Board of Trustees in its discretion. Therefore, we cannot be sure that we will continue to pay distributions in the future or that the amount of any distributions we do pay will not decrease. See "Risk Factors—Risks Related to Our Securities—We may not be able to sustain or increase distributions to our shareholders in the future" in our Annual Report.

        To the extent our cash available for distribution in any calendar year is less than our taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. In addition, prior to the time we have fully invested the net proceeds from this offering that we do not use to repay amounts outstanding under the RMR Credit Agreement or our Master Repurchase Facility in our target investments, we may fund some or all of our quarterly distributions out of the net proceeds from this offering, which would reduce the amount of cash we have available for investing and other purposes. Also, even after we have invested the net proceeds from this offering, if our earnings are insufficient to fund our distributions to shareholders at the level established by our Board of Trustees, we may pay distributions to our shareholders with the proceeds of borrowings or other leverage that we may establish or from sales of our assets. The use of the net proceeds from this offering, borrowings or asset sales for distributions could result in dilution to the financial results available to our shareholders. Funding our distributions from the net proceeds from this offering, borrowings or asset sales may constitute a return of capital to our investors, which would have the effect of reducing our shareholders' bases in their common shares. We will generally not be required to make distributions with respect to activities conducted through our "taxable REIT subsidiaries" (as defined in Section 856(l) of the IRC). For more information about our distribution requirements under the IRC, see the section captioned "Material United States Federal Income Tax Considerations—REIT Qualification Requirements—Annual Distribution Requirements" in our Annual Report.

        We anticipate that our distributions generally will be taxable as ordinary income to our shareholders (subject to the lower effective tax rates applicable to qualified REIT dividends via the deduction-without-outlay mechanism of Section 199A of the IRC, which is generally available to our noncorporate U.S. shareholders for taxable years before 2026), although a portion of the distributions may be designated by us as qualified dividend income or capital gain, or may constitute a return of capital. We will furnish annually to each of our shareholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income, Section 199A dividends or capital gain. For more information about the characterization of our distributions under the IRC, see the section captioned "Material United States Federal Income Tax Considerations—Taxation as a REIT" in our Annual Report.

 CAPITALIZATION

        The following tables set forth, as of March 31, 2019, (a) our actual capitalization and book value per common share and (b) our capitalization and book value per common share as adjusted to reflect the effect of (i) the sale of 5,000,000 common shares in this offering, including the 1,000,000 common shares that our Manager intends to purchase from the underwriters, assuming a public offering price of $6.19 per common share (the closing price of our common shares on Nasdaq on May 15, 2019), (ii) $14.2 million of borrowings under the RMR Credit Agreement after March 31, 2019 and (iii) the application of a portion of the net proceeds from this offering to repay the entire amount outstanding under the RMR Credit Agreement and to reduce borrowings under our Master Repurchase Facility. The following assumes 5,000,000 shares are sold in this offering at a public offering price of $6.19 per common share, which was the last reported sale price for our common shares on Nasdaq on May 15, 2019. If the public offering price is lower or we sell fewer shares, our as adjusted cash and cash equivalents, shareholders' equity and total capitalization will be lower and our total debt will be higher than presented below; conversely, if the public offering price is higher or we sell more shares, such values will be higher, except for our total debt, which will be lower, than presented below. To the extent we issue more common shares in this offering or the public offering price is lower, our as adjusted book value per common share will be lower than that presented below. If we issue fewer common shares in this offering or the public offering price is higher, our as adjusted book value per common share will be higher than that presented below. You should read these tables together with "Use of Proceeds" included elsewhere in this prospectus and with the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and related notes included in our Annual Report. Information is presented assuming no exercise of the underwriters' option to purchase additional common shares. Dollar amounts presented are in thousands.

        As of May 13, 2019, there were 40 shareholders of record of our common shares.

	As of March 31, 2019
	Actual	As adjusted
		(Unaudited)
Cash and cash equivalents	$13,899	$13,899

Debt:
Master repurchase agreement	$103,576	$89,070
Note payable	31,504	31,504
Due to related persons	8	8

Total debt	135,088	120,582

Shareholders' equity:
3,178,817 common shares issued and outstanding, actual, and 8,193,173 common shares issued and outstanding, as adjusted	$32	$82
Additional paid in capital	62,575	91,251
Cumulative net loss	(2,326)	(2,326)
Cumulative distributions	(350)	(350)

Total shareholder's equity	$59,931	$88,657

Total capitalization	$195,019	$209,239

	As of March 31, 2019
	Actual	As adjusted
		(Unaudited)
Shareholders' equity	$59,931	$88,657
Total outstanding common shares	3,179	8,193

Book value per common share	$18.85	$10.82

        The number of our common shares outstanding after this offering is based on 3,193,173 common shares outstanding on May 15, 2019 and does not include 139,427 common shares reserved for issuance under our Equity Compensation Plan. If the underwriters exercise their option to purchase additional shares in full, we will issue an additional 750,000 common shares.

BUSINESS

Our Company

        We are a REIT that was organized under Maryland law in 2017. We completed our IPO on September 18, 2017 as a blind pool, raising approximately $50.0 million from the public and $12.0 million from a concurrent private placement with our Manager. Currently, all of our IPO capital is invested, and we are paying a distribution rate of $0.22 per common share per quarter. We currently have a portfolio of first mortgage bridge whole loans with an aggregate loan commitment of $267.9 million (of which an aggregate of $247.0 million has been funded) and a weighted average all in yield of LIBOR plus 4.22% per annum.

        We focus on originating and investing in first mortgage whole loans, generally of $50.0 million or less, secured by middle market and transitional CRE. We define middle market CRE as commercial properties that have values of up to $75.0 million and transitional CRE as commercial properties subject to redevelopment or repositioning activities that are expected to increase the value of the properties. We believe that focusing on originating and investing in first mortgage whole loans secured by middle market and transitional CRE provides us with a greater number of investment opportunities, which may result in higher returns relative to first mortgage whole loans secured by properties that have values of greater than $75.0 million or are stabilized. We also believe that our Manager provides us with significant experience and expertise in investing in middle market and transitional CRE.

Recent Developments

        While we have fully invested our IPO capital, our pace of investment was slower than we anticipated at the time of our IPO. We believe that this was primarily the result of several factors, including our status as a newly formed company, our initial lack of a track record closing direct loans and an investment strategy that was overly broad and inconsistently administered.

        As a result of these challenges, our common shares have materially underperformed the common equity of other mortgage REITs, and, as of May 15, 2019, our common shares were trading at approximately 33% of our book value per common share.

        We have taken several steps to improve our business:

  •
  Given the slower than anticipated pace of investment, in June 2018, our Manager waived its base management fee for two years, until July 2020.

  •
  In August 2018, we agreed to separate from our then co-presidents, who were the founders of the historical Tremont business, at which time David Blackman, our President and Chief Executive Officer, assumed their responsibilities and general leadership of our daily operations. Additionally, our Manager made structural changes to its staffing and administrative processes designed to more efficiently increase our loan origination volume.

  •
  Considerable effort has been made to pursue loan originations that meet our investment guidelines for bridge whole loans, and we believe we can be competitive on pricing and structure. We have also increased our marketing activities by advertising closed loan transactions and attending national and regional industry events.

  •
  Our Manager has committed $50.0 million of subordinated unsecured debt to us under the RMR Credit Agreement, and our other lenders have agreed to treat this debt as equity for purposes of the financial covenant calculations contained in the applicable loan agreements. Our Manager's extension of credit is expected to provide us with approximately $180.0 million of additional investment capacity (without giving effect to any expected proceeds from this offering).

        We believe that, as a result of these changes:

  •
  We have improved our process for evaluating loan opportunities, which creates greater focus on loans where we believe the probability of origination is high.

  •
  We are issuing more proposals and term sheets. We are currently considering approximately 30 loan opportunities per month, representing approximately $750.0 million in aggregate potential loan commitments.

  •
  We have increased brand recognition in the marketplace, which has led to more and higher quality loan origination opportunities. Our loan originators are more focused on local marketing and on increasing business development activities.

  •
  The pace of our loan closings has increased by approximately 100%, or two times, the pace of our loan closings prior to our separation from the founders of the historical Tremont business.

Our Portfolio

        Since our IPO, we have originated 11 first mortgage bridge whole loans with an aggregate loan commitment of $267.9 million, of which an aggregate of $247.0 million has been funded. Our loan portfolio has a weighted average all in yield of LIBOR plus 4.22% per annum, a weighted average maximum maturity of 4.0 years and a weighted average LTV ratio of 70%. Our loans are secured by diverse types of properties, including office, hotel, retail and multifamily properties, that are located in numerous markets across the United States.

        The following charts present the property types and geographic diversification of our loan portfolio as of May 10, 2019:

        The following table provides details of our loan portfolio as of May 10, 2019 (dollars in thousands):

Location	Property Type	Origination Date	Committed Principal Balance	Principal	Coupon Rate	All in Yield(1)	Maximum Maturity(2)	As is LTV(3)
First Mortgage Bridge Whole Loans
Metairie, LA	Office	4/11/2018	$18,102	$16,603	L+5.00%	L+5.66%	4/11/2023	79%
Houston, TX	Office	6/26/2018	15,200	13,430	L+4.00%	L+4.61%	6/26/2023	69%
Queens, NY	Hotel	7/18/2018	40,363	39,613	L+3.50%	L+3.89%	7/19/2023	71%
Scarsdale, NY	Office	7/31/2018	14,847	13,984	L+4.00%	L+4.57%	7/31/2023	76%
Paradise Valley, AZ	Retail	11/30/2018	12,790	6,180	L+4.25%	L+6.21%	11/30/2022	48%
St. Louis, MO	Office	12/19/2018	29,500	26,440	L+3.25%	L+3.76%	12/19/2023	72%
Atlanta, GA	Hotel	12/21/2018	24,000	22,832	L+3.25%	L+3.74%	12/21/2023	62%
Rochester, NY	Multifamily	1/22/2019	24,550	24,550	L+3.25%	L+3.86%	1/22/2024	74%
Coppel, TX	Retail	2/5/2019	22,915	20,955	L+3.50%	L+4.28%	2/5/2021	73%
Barrington, NJ	Industrial	5/6/2019	37,600	34,900	L+3.50%	L+4.05%	5/6/2023	79%
Houston, TX	Multifamily	5/10/2019	28,000	27,475	L+3.50%	L+4.37%	11/10/2022	56%

Total/Weighted Average			$267,867	$246,962	L+3.60%	L+4.22%		70%

(1)
All in Yield includes the amortization of deferred fees over the initial term of the loan.

(2)
Maximum Maturity assumes all extension options are exercised, subject to the borrower meeting certain conditions.

(3)
As is LTV represents the initial loan amount divided by the underwritten in-place value at closing.

Loan Investment Pipeline Details

        Our active loan origination pipeline includes numerous potential investments in various stages of review, including loans that are under consideration, loans with respect to which we have issued term sheets and loans under application (see "—Investment Highlights" for a description of our underwriting process for our potential loans, including with respect to loans under consideration, loans with term sheets issued and loans under application). Of such investments, those in the most advanced stages of review and with the highest likelihood of closing include a $14.5 million first mortgage bridge whole loan to finance the acquisition of a retail property in Omaha, NE that is currently under application. This loan would have an LTV of 77% and would require the borrower to pay interest of LIBOR plus a premium of 365 basis points.

        While we believe we have offered attractive terms in connection with loans for which term sheets have been issued and the loan under application, there can be no assurance that we will be successful in originating these loans or the other loans under consideration on the terms described above or at all.

        The following graph presents our current loan origination pipeline as of May 10, 2019, including the loan under application as of May 10, 2019:

        The following graph presents our cumulative loan commitments by quarter for the past four quarters ended March 31, 2019, including loans under application as of March 31, 2019:

        The following charts present the property types and geographic diversification of the potential investments in our loan origination pipeline as of May 10, 2019:

Our Manager and RMR

        Our Manager is registered with the SEC as an investment adviser under the Investment Advisers Act. We have no employees. All services that would otherwise be provided to us by employees are provided to us by our Manager, which is a subsidiary of RMR LLC, the majority owned operating subsidiary of RMR Inc., a holding company listed on Nasdaq under the symbol "RMR".

  Historical Tremont Business

        In 2016, RMR LLC acquired substantially all of the business of Tremont Realty Capital, LLC and its affiliates, a business that was based in Boston, MA and specialized in middle market CRE finance. In connection with this acquisition, a number of real estate finance professionals with significant CRE credit and capital markets experience, including loan originators in offices across the United States, most of whom had worked together since the historical Tremont business was founded in 2000, joined RMR. Prior to the RMR acquisition, the Tremont business had originated for its clients over 430 real estate financing transactions totaling approximately $4.5 billion, primarily composed of middle market CRE loans, secured by properties located across the United States. Below are breakdowns by property type and geographic region of the $5.1 billion of real estate financing transactions originated by the Tremont business (including the historical Tremont business) for its clients since 2000 through March 31, 2019.

$5.1 BILLION OF CRE FINANCING TRANSACTIONS ORIGINATED BY THE TREMONT BUSINESS (INCLUDING THE HISTORICAL TREMONT BUSINESS) FOR ITS CLIENTS

  RMR

        Substantially all of RMR Inc.'s business is conducted by its majority owned operating subsidiary, RMR LLC, which is an alternative asset management company that was founded in 1986 to manage investments in real estate and real estate related businesses. As of March 31, 2019, RMR had approximately $30.0 billion of CRE and related assets under management, including investments by RMR managed companies in over 1,500 CRE properties. Below is a breakdown of the $30.0 billion of assets under management by RMR as of March 31, 2019.

        RMR's assets under management include: (a) the gross book value of real estate and related assets, excluding depreciation, amortization, impairment charges and non-cash reserves, of the REITs and certain other businesses to which RMR provides management services; plus (b) the fair value of investments of a public closed end investment company and a private insurance company to which RMR provides management services; plus (c) the contributed capital and outstanding principal of loans serviced for certain private clients.

        Most of the CRE assets under management by RMR are middle market properties owned by the four Managed Equity REITs:

  •
  Hospitality Properties Trust (Nasdaq: HPT) is an equity REIT that owns hotels and travel centers. As of March 31, 2019, HPT had a total market capitalization of $8.5 billion and owned 327 hotels (50,882 hotel rooms or suites) and 179 travel centers located along the U.S. interstate highway system.

  •
  Senior Housing Properties Trust (Nasdaq: SNH) is an equity REIT that primarily owns healthcare, senior living and medical office buildings. As of March 31, 2019, SNH had a total market capitalization of $6.6 billion and owned 304 senior living communities (33,619 living units), 153 buildings leased to medical providers, medical related businesses, clinics and biotech laboratory tenants (approximately 12.5 million sq. ft.) and 10 wellness centers (approximately 812,000 sq. ft.).

  •
  Industrial Logistics Properties Trust (Nasdaq: ILPT) is an equity REIT that owns industrial and logistics properties. As of March 31, 2019, ILPT had a total market capitalization of $2.1 billion and owned 226 buildings, leasable land parcels and easements (approximately 16.8 million rentable sq. ft.) that were primarily industrial lands located on the island of Oahu, HI, and 51 buildings (approximately 16.4 million rentable sq. ft.) that were industrial and logistics properties located in 27 other states.

  •
  Office Properties Income Trust (Nasdaq: OPI) is an equity REIT that primarily owns office building leased to single tenants and those with high credit quality characteristics like government entities. As of March 31, 2019, OPI had a total market capitalization of $4.4 billion and owned 212 buildings (approximately 30.1 million rentable sq. ft.) with the U.S. Government being the largest tenant.

        RMR also provides management services to other publicly and privately owned businesses, including two publicly and one privately owned real estate related operating companies:

  •
  TravelCenters of America LLC (Nasdaq: TA) is an operator of full service travel centers, convenience stores/gas stations and standalone restaurants. As of March 31, 2019, TA's business included 258 travel centers in 43 states located primarily along the U.S. interstate highway system, and Ontario, Canada, and 43 standalone restaurants in 14 states.

  •
  Five Star Senior Living Inc.  (Nasdaq: FVE) is a national healthcare and senior living services company that operates senior living communities, including independent living, assisted living communities and skilled nursing facilities. As of March 31, 2019, FVE operated 284 senior living communities located in 32 states with 31,956 living units, including 255 primarily independent and assisted living communities with 29,450 living units and 29 skilled nursing facilities with 2,506 living units.

  •
  Sonesta International Hotels Corporation is a manager and franchiser of an international collection of hotels, resorts and cruise ships offering upscale and extended stay accommodations to travelers. As of March 31, 2019, Sonesta's business included 77 properties in seven countries.

        An SEC registered investment adviser subsidiary of RMR different from our Manager provides investment advisory services to RIF, a closed end investment company which primarily invests in securities of REITs that are not managed by RMR, and RMR Office Property Fund, an open end core plus fund focused on the acquisition, ownership and leasing of a diverse portfolio of multi-tenant office properties across the United States.

        As of March 31, 2019, the RMR managed companies had over $12.0 billion in annual revenues and approximately 50,000 employees. In addition, RMR on behalf of its managed companies manages significant capital expenditure budgets for building improvements and property redevelopment, which experience enhances our Manager's ability to evaluate business plans for transitional real estate owned by our borrowers. As of March 31, 2019, RMR employed approximately 600 real estate professionals located in more than 30 offices across the United States, and RMR provided management services to CRE business operations located across the United States.

RMR LOCATIONS

Manager Commitment

        In addition to managing our business, our Manager currently owns approximately 18.8% of our outstanding common shares and intends to purchase an additional 1,000,000 common shares in this offering (or 1,150,000 common shares if the underwriters exercise their option to purchase additional common shares in full) from the underwriters at the public offering price (without payment of the underwriting discount). Additionally, in June 2018 our Manager agreed to waive any base management fees otherwise due and payable under our Management Agreement for the period July 1, 2018 through June 30, 2020. Our Manager has also supported us as lender under the RMR Credit Agreement, pursuant to which we may borrow up to $50.0 million in subordinated unsecured loans. We expect to repay the entire amount outstanding under the RMR Credit Agreement with a portion of the net proceeds from this offering, at which time the RMR Credit Agreement will be terminated. Through these commitments, we believe that our Manager's interests are strongly aligned with the interests of our shareholders.

Investment Highlights

  Differentiated, Middle Market Lending Strategy

        We focus on originating and investing in first mortgage whole loans secured by middle market and transitional CRE. According to Real Capital Analytics, approximately 80% of all investment sales transactions greater than $15.0 million from 2015 to 2018 in the United States were for properties with values between $15.0 million and $75.0 million. As a result, we believe that focusing on middle market CRE provides us with a larger market of potential loan opportunities from which we can originate loans than the market for properties valued greater than $75.0 million. In addition, we believe that focusing on middle market and transitional CRE provides us with opportunities to achieve higher risk adjusted returns relative to loans secured by higher value or stabilized properties because of the larger amount of competition for such loans. Furthermore, to successfully source, underwrite and asset manage a diverse portfolio of middle market CRE loans, it is critical to have a broad national reach. Our Manager's relationship with RMR enables us to leverage the breadth and depth of the RMR platform in our investment program. As of March 31, 2019, RMR employed approximately 600 real estate professionals, with approximately 240 located in its Newton, MA headquarters and approximately 360 located in more than 30 offices across the United States. RMR provides management services to CRE business operations located across the United States, which we leverage to help us evaluate, asset manage and, to a lesser extent, source our loans. As of March 31, 2019, the RMR managed companies owned properties in 48 U.S. states and their average CRE investment was approximately $19.1 million. We also believe that our strategy of investing in loans secured by middle market and transitional CRE in diverse geographic locations across the United States creates less concentration risk and offers greater potential lending opportunities than alternative strategies that focus on investing in larger loans secured by properties in the top major markets or that are stabilized. Our investment strategy also is aligned with our Manager's and the historical Tremont business's expertise and experience in the middle market.

  Vertically Integrated National Real Estate Investing Platform

        We believe that our Manager's relationship with RMR provides us with an advantage in evaluating potential loans, understanding market conditions that may provide us with an enhanced ability to evaluate investment opportunities, structure competitive loans and conduct ongoing asset management. Unlike many of our competitors, who are affiliates of private equity businesses, RMR is a vertically integrated, national real estate investment management company with a deep management team and broad operating platform with particular expertise in CRE asset management. As of March 31, 2019, RMR had approximately $30.0 billion of CRE and related assets under management in 48 states. The RMR executive team, led by Adam Portnoy, has significant experience investing in, financing, owning and managing CRE and related businesses. Having been in business since 1986, RMR has experience across multiple property types and through all stages of the real estate investment cycle. We are able to leverage RMR's asset and property management personnel to assist us in evaluating our borrowers' business plans to transition properties and to monitor the ongoing repositioning activities of the properties. In addition, the breadth and depth of RMR's platform provide us with insights into local real estate market conditions and help inform our views on specific markets, economic and CRE trends, sponsors, property types and underlying CRE values, which allow us to price our loans at levels that we believe are attractive to borrowers and provide us with appropriate risk adjusted returns. We believe this information may enable us to identify and pursue favorable investment opportunities and to proactively manage our investments based upon market insights which differentiate us from many of our competitors.

  Primary Focus on Origination with Extensive Sourcing Capabilities

        We focus on originating investments, rather than acquiring loans or participating in loans originated by others. Our Manager employs a team of experienced and dedicated loan origination professionals whose sole responsibility is to build relationships with mortgage brokers and sponsors in order to source middle market and transitional loans for us. These individuals are located in our Newton, MA headquarters, Chicago, IL and the Washington D.C. metro area and have long standing and trusted relationships with mortgage brokers, sponsors and borrowers on a national scale. These loan origination professionals are supported by teams of underwriters and asset managers/loan closers that are dedicated to our business. The teams of origination, underwriting and asset management professionals are further supported by a group of investment professionals and analysts that are RMR employees and who are also available to us. By directly originating investments, we believe that we increase our ability to obtain terms that support our goals of preservation of collateral values and security of payments, while simultaneously meeting our borrowers' individual needs. Also, when we originate our investments, we generally have the opportunity to earn higher upfront fees and risk adjusted returns than when we purchase or participate in investments originated by others. We believe that our Manager's relationship with RMR provides us with a depth of market knowledge that may allow us to identify more investment opportunities and to evaluate them more thoroughly than many of our competitors, including other commercial mortgage REITs. We also believe that RMR's broad platform provides us with access to RMR's extensive network of real estate owners, operators, intermediaries, sponsors, financial institutions and other real estate related professionals and businesses with which RMR has historical relationships.

  Rigorous Underwriting Process and Deep Asset Management Capabilities

        Our Manager employs a seven step investment process that provides multiple opportunities for senior leadership feedback on a potential investment. We refer to those steps as Origination, Screening/Initial Analysis, Investment Committee, Diligence/Underwriting, Board Approval, Diligence Bringdown/Closing and Portfolio Management. The originators source potential opportunities and register any opportunity on our investment pipeline if such opportunity meets the general investment guidelines for our middle market and bridge loan program. Once registered, each opportunity is assigned an underwriter and analyst who provides a detailed review of the business plan, real estate and sponsor. If our Manager desires to proceed, the opportunity is reviewed with our head of underwriting, who may also solicit feedback from our President and Chief Executive Officer and Head of Asset Management. If the above described parties agree, a term sheet is issued with basic terms and conditions under which we would enter into the transaction. Once a borrower has indicated that it will accept the term sheet, a detailed analysis and underwriting presentation is prepared for submission to the Investment Committee. The Investment Committee, which consists of Adam Portnoy, the President and Chief Executive Officer of RMR, David Blackman, our President and Chief Executive Officer, Douglas Lanois, our Chief Financial Officer and Treasurer and Head of Asset Management, and Jennifer B. Clark, an executive vice president and the general counsel of RMR, reviews the materials submitted to it and meets with the origination and underwriting teams to discuss the merits and risks of the opportunity. If approved by the Investment Committee, our Manager issues an application for the loan to the borrower. Our Board of Trustees is regularly provided with an update on the status of our investment pipeline and copies of the underwriting presentations for all loans under application, and our Board of Trustees is required to approve all loans that have been approved by the Investment Committee prior to the closing of any such loans. Once the borrower accepts the loan application and pays a $100,000 expense deposit, our Manager assigns the loan to an asset manager/loan closer to commence due diligence and to work with counsel to prepare loan documentation. Upon conclusion of due diligence, such asset manager/loan closer prepares a summary memorandum of the findings from due diligence and presents any changes from our initial underwriting to the Investment Committee at a bringdown due diligence meeting. The Investment Committee reviews the findings and, if acceptable, approves the loan to close.

        Following the closings of our loans, our Manager receives monthly reports on the properties, maintains regular contact with borrowers, co-lenders and local market experts to monitor the performance of our collateral properties, anticipate borrower, property and market issues and, to the extent applicable, enforce our rights. Our Manager uses its in house asset management capabilities, rather than hiring third party providers, for this service. We believe that our Manager's asset management capabilities provide us with a competitive advantage over other alternative lenders that outsource asset management to third parties. Because RMR is a vertically integrated national real estate investment management company, we believe that our Manager has the resources to enable us to protect and realize the value of investments that become sub-performing or non-performing.

  Strong Alignment of Interests

        In addition to managing our business, our Manager currently owns approximately 18.8% of our outstanding common shares and intends to purchase an additional 1,000,000 common shares in this offering (or 1,150,000 common shares if the underwriters exercise their option to purchase additional common shares in full) from the underwriters at the public offering price (without payment of the underwriting discount). Additionally, in June 2018 our Manager agreed to waive any base management fees otherwise due and payable under our Management Agreement for the period July 1, 2018 through June 30, 2020. Our Manager has also supported us as lender under the RMR Credit Agreement, pursuant to which we may borrow up to $50.0 million in subordinated unsecured loans. We expect to repay the entire amount outstanding under the RMR Credit Agreement with a portion of the net proceeds from this offering, at which time the RMR Credit Agreement will be terminated. Through these commitments, we believe that our Manager's interests are strongly aligned with the interests of our shareholders.

  Senior Executive Team with Long Tenure in Real Estate Investing and Lending

        In connection with the acquisition by RMR LLC of the historical Tremont business in 2016, a number of real estate finance professionals with significant CRE credit and capital markets experience, including loan originators, joined RMR. Our business is led by our senior executive team, which consists of David Blackman, our President and Chief Executive Officer, and Douglas Lanois, our Chief Financial Officer and Treasurer. The senior executive team has on average approximately 30 years of real estate investing and lending experience and has integrated the historical Tremont business into RMR.

Market Opportunity

        We believe that there continues to be strong demand for alternative sources of CRE debt capital. The decrease in traditional CRE debt providers, such as banks and insurance companies, is a primary reason borrowers are seeking alternative sources of debt, particularly in middle market and transitional situations. Alternative CRE lenders, like us, generally are able to operate with fewer regulatory constraints than traditional CRE debt providers, such as banks and insurance companies. This allows alternative CRE lenders to create customized solutions to fit borrowers' specific business plans for the collateral properties. We believe that this flexibility affords alternative lenders, like us, a competitive advantage over regulated traditional CRE debt providers, especially with regard to middle market and transitional CRE debt financing.

        A significant amount of capital continues to be raised by alternative lenders. As new alternative CRE debt providers enter the marketplace and as existing alternative CRE debt providers increase their presence in the marketplace, borrowers are becoming more familiar with alternative CRE debt products and are choosing to utilize alternative CRE debt financing in a wider array of circumstances. However, increased supply of alternative CRE debt capital has resulted in more competition for loans and applied downward pressure on loan credit spreads. Although LIBOR, the index rate upon which bridge loans generally are priced, has increased over 100 basis points during the last several years, there has been a net reduction in total borrowing costs as a result of reductions in loan fees and decreased loan credit spreads. To offset the reduction in loan credit spreads, some alternative CRE debt providers are considering construction and higher LTV loans to meet their investors' return expectations. Because of this credit spread compression, borrowers are more frequently seeking alternative CRE debt financing for stabilized or near stabilized properties to take advantage of the flexibility offered by these loan structures. However, we believe many alternative lenders are targeting loan amounts in excess of $50.0 million secured by properties located in major markets, resulting in less competition for smaller loans and loans secured by properties in non-major markets.

        With our focus on providing debt financing for middle market and transitional CRE transactions, we believe that we are well positioned to pursue investment opportunities that offer superior risk adjusted investment returns as compared to more heavily regulated financial institutions and many other traditional CRE debt providers, who tend to focus on larger, more competitive markets.

  Demand for CRE Debt Remains High

        Our loan origination demand is primarily driven by the pace of acquisition activity and the volume of maturing loans that require refinancing. Annual sales transaction volumes since 2014 have been consistent with sales transaction volumes during the previous economic expansion prior to the depths of the financial crisis in 2008, 2009, and, to a lesser extent, 2010.

        In addition to the strong CRE fundamentals, more than $1.5 trillion of CRE loans mature over the next five years, which we believe will continue to create significant demand for CRE debt and resulting lending opportunities as these loans are refinanced or as the properties that secure the loans change ownership. In addition, we believe that more heavily regulated financial institutions will continue to supply a smaller portion of the CRE debt market than in the years prior to the financial crisis.

  Robust Demand for CRE Debt in Underserved Middle Market

        We believe that our focus on loans of less than $50.0 million secured by middle market and transitional properties located outside of major markets provides us an opportunity to be more selective and generate higher risk adjusted returns. We believe that many CRE alternative lenders focus on loans that are greater than $50.0 million and that are secured by properties valued at more than $75.0 million and/or are located in major markets. This results in less competition in the lending market we focus on and the ability to evaluate a greater volume of transactions and narrow our origination funnel to those where we believe we can achieve an attractive risk adjusted return. CRE properties valued at $75.0 million and less make up the broadest and deepest part of the CRE market. As illustrated in the chart below, greater than 80% of the number of all sales transactions from 2015 to 2018 in excess of $15.0 million were for properties valued between $15.0 million and $75.0 million, based on data from Real Capital Analytics. From 2015 through 2018, there were on average approximately 7,000 transactions in this value range each year.

        Additionally, our focus on non-major markets provides us with a market opportunity with less institutional competition. Annual CRE transaction dollar volume in non-major markets has been higher than the volume in major markets for the past 15 years, through complete real estate market cycles. Non-major market CRE volume surpassed $1.0 trillion in 2018 for the first time and has been higher than $900.0 million for each of the past four years, reflecting a significant and growing market opportunity. Major markets, as defined by Real Capital Analytics as "Major Metros", are Boston, Chicago, Washington D.C. metro area, Los Angeles metro area, New York City metro area and San Francisco metro area, with all other markets being categorized as non-major markets.

        We believe that focusing on non-major markets has the additional benefit of allowing us to achieve greater risk adjusted returns on equity due to comparatively attractive CRE pricing. The cap rate differential for CRE transactions between major markets and non-major markets has ranged from approximately 100 to 150 basis points in the last 10 years, and as a result investors have the ability to pay higher interest rates while achieving equivalent yields in non-major markets. As a result, we believe the risk adjusted returns in these markets represent a more attractive and expansive opportunity.

Target Investments

        Our primary investment objective is to balance capital preservation with generating attractive risk adjusted returns. We seek to achieve this objective by investing in first mortgage whole loans secured by middle market and transitional CRE. Our loans generally have the following characteristics:

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  principal balances of less than $50.0 million;

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  stabilized LTV ratios of 75% or less;

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  terms of five years or less;

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  floating interest rates based on LIBOR plus spreads of 300 to 400 basis points;

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  non-recourse to sponsors (subject to customary non-recourse carve-out guarantees) and secured by middle market and transitional CRE across the United States; and

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  equity owned by well capitalized sponsors with experience investing in the relevant real estate property type.

        We invest in first mortgage bridge whole loans that provide financing on transitional CRE properties. These investments are typically secured by properties undergoing redevelopment or repositioning activities that are expected to increase the value of the properties. We fund these loans over time as the borrowers' business plans for the properties are carried out. Our loans secured by transitional CRE are typically bridge loans that are usually refinanced, with the proceeds from other CRE mortgage loans or property sales. We receive origination fees, extension fees, modification or similar fees in connection with our bridge loans. Bridge loans may lead to future investment opportunities for us, including takeout mortgage loans with the same borrowers and properties.

        Although our primary focus is on originating and investing in first mortgage whole loans of less than $50.0 million, our target investments may also include subordinated mortgages, mezzanine loans and preferred equity interests in entities that own middle market and transitional CRE.

Financing and Leverage Strategies

        In order to increase the returns on our investments, we employ direct leverage on our first mortgage whole loans which generally does not exceed, on a debt to equity basis, a ratio of three to one. Our initial direct leverage relates to our $250.0 million Master Repurchase Facility with Citibank, pursuant to which we have pledged eight first mortgage bridge whole loans as collateral, as described elsewhere in this prospectus.

  Master Repurchase Facility

        We currently have a $250.0 million Master Repurchase Facility with Citibank, pursuant to which we may sell to, and later repurchase from, Citibank floating rate mortgage loans and other related assets, or purchased assets. We refer to the agreements governing our Master Repurchase Facility, as amended, as our Master Repurchase Agreement. Our Master Repurchase Facility is scheduled to expire in November 2021, subject to earlier termination as provided for in our Master Repurchase Agreement.

        Under our Master Repurchase Facility, the initial purchase price paid by Citibank for each purchased asset is up to 75% of the lesser of the market value of the purchased asset or the unpaid principal balance of such purchased asset, subject to Citibank's approval. Upon the repurchase of a purchased asset, we are required to pay Citibank the outstanding purchase price of the purchased asset, accrued interest and all accrued and unpaid expenses of Citibank relating to such purchased asset. The price differential (or interest rate) relating to a purchased asset is equal to LIBOR plus a premium of 200 to 250 basis points, determined by the yield of the purchased asset and the property type of the purchased asset's real estate collateral. Citibank has the discretion under our Master Repurchase Agreement to advance at higher margins than 75% and at premiums of less than 200 basis points.

        In connection with our Master Repurchase Agreement, we entered into a guaranty which requires us to comply with customary financial covenants, which include the maintenance of a minmum tangible net worth, minimum cash liquidity, a total indebtedness to tangible net worth ratio and a minimum interest coverage ratio. These maintenance provisions provide Citibank with the right, in certain circumstances related to a credit event, as defined in our Master Repurchase Agreement, to re-determine the value of purchased assets. Where a decline in the value of purchased assets has resulted in a margin deficit, Citibank may require us to eliminate such margin deficit through a combination of purchased asset repurchases and cash transfers to Citibank, subject to Citibank's approval.

        Our Master Repurchase Agreement also provides for acceleration of the date of repurchase of the purchased assets and Citibank's liquidation of the purchased assets upon the occurrence and continuation of certain events of default, including a change of control of us, which includes our Manager ceasing to act as our sole manager or be a wholly owned subsidiary of RMR LLC. We believe we are in compliance with the terms and conditions of the covenants of our Master Repurchase Agreement and the related guaranty.

  Note Payable

        We currently have the TCB loan, which we used to partially finance the acquisition of the JFK loan. The TCB loan advances up to 80% of the JFK loan amount from time to time. The TCB loan matures in July 2021. Subject to our payment of extension fees and meeting other conditions, we have the option to extend the stated maturity date of the TCB loan for two, one year periods. Interest on amounts advanced under the TCB loan is calculated at a floating rate based on LIBOR plus a premium of 215 basis points. We may be required to repay a portion of the amount outstanding under the TCB loan to maintain a 10.5% debt yield on the net operating income of the hotel that secures the TCB loan. The TCB loan is prepayable in whole at any time without premium or penalty, and provides for acceleration of payment of all amounts due thereunder upon the occurrence and continuation of customary events of default. In connection with the TCB loan, we entered into a guaranty with Texas Capital Bank pursuant to which we have guaranteed 25% of the TCB loan amount plus all related interest and costs. This guaranty also requires us to comply with customary financial covenants, which include the maintenance of a minimum net worth, minimum liquid assets, a maximum leverage ratio and a required debt yield. We believe we are in compliance with the terms and conditions of the covenants of the TCB loan and the related guaranty.

  RMR Credit Agreement

        We currently have the RMR Credit Agreement with our Manager as lender to provide interim financing for additional investments. Pursuant to the RMR Credit Agreement, from time to time until August 4, 2019, we may borrow up to $50.0 million in subordinated unsecured loans at a rate of 6.50% per annum. The proceeds of any borrowings under the RMR Credit Agreement will be principally used to fund additional investments in first mortgage bridge whole loans that are consistent with our business strategy and have been approved by our Board of Trustees. The RMR Credit Agreement contains certain customary representations, covenants and events of default and is subordinate in right of payment to our Master Repurchase Agreement. In addition, the RMR Credit Agreement provides that proceeds from any future public issuances by us of our common shares or of preferred equity must be used to prepay any amounts outstanding under the RMR Credit Agreement. The RMR Credit Agreement also provides for acceleration of payment of all amounts outstanding upon the continuation of certain events of default, such as a change of control of us, which includes the termination of our Management Agreement with our Manager. The RMR Credit Agreement matures on the later of

February 4, 2022 or 30 days following the final maturity of both of our Master Repurchase Facility and the TCB loan. However, we expect to repay the entire amount outstanding under the RMR Credit Agreement with a portion of the net proceeds from this offering, at which time the RMR Credit Agreement will be terminated. We believe we are in compliance with the terms and conditions of the covenants of the RMR Credit Agreement.

        For more information regarding our financing sources and activities, see the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" in our Annual Report.

        Our Board of Trustees may change our financing policies at any time without a vote of, or notice to, our shareholders.

  Expected LIBOR Phase Out

        LIBOR is currently expected to be phased out in 2021. We do not know what standard, if any, will replace LIBOR if it is phased out. We currently expect that, as a result of any phase out of LIBOR, the interest rates under our loan agreements would be amended as necessary to provide for an interest rate that approximates the existing interest rate as calculated in accordance with LIBOR. In addition, we currently expect that the interest rates we pay under our Master Repurchase Facility and the TCB loan, as well as under any other then existing debt financing arrangements would be similarly amended as necessary for that same purpose. See "Risk Factors—Risks Related to Our Business—The phase out or transitioning of LIBOR may negatively impact our business, financial results and cash flows" in our Annual Report.

  REIT Qualification

        To maintain our qualification for taxation as a REIT under the IRC, we must distribute at least 90% of our annual REIT taxable income (excluding capital gains) and satisfy a number of organizational and operational requirements. Accordingly, we generally will not be able to retain sufficient cash from operations to fund our loan originations or investments or to repay our debts. Instead, we fund our loan originations, investments and repay our debts by utilizing our Master Repurchase Facility or other future financing arrangements, issuing equity or debt securities or using retained cash from operations that may exceed any distributions we make. We will decide when and whether to issue equity or new debt depending upon market conditions and other factors. Because our ability to raise capital depends, in large part, upon market conditions, we cannot be sure that we will be able to raise sufficient capital to repay our debts or to fund our growth strategies. See "Risk Factors—Risks Related to Our Business—REIT distribution requirements and limitations on our ability to access reasonably priced capital may adversely impact our ability to carry out our business plan" in our Annual Report.

Distributions

        Our current cash distribution rate to common shareholders is $0.22 per common share per quarter, or $0.88 per common share per year. Our distribution rate is set and reset from time to time by our Board of Trustees. The timing, amount and form of any future distributions will be determined at the discretion of our Board of Trustees and will depend upon various factors that our Board of Trustees deems relevant, including our historical and projected income, our core earnings (loss), the then current and expected needs and availability of cash to pay our obligations and fund our investments, distributions which may be required to be paid by us to maintain our qualification for taxation as a REIT, limitations on distributions contained in our financing arrangements and other factors deemed relevant by our Board of Trustees in its discretion. Therefore, we cannot be sure that we will continue to pay distributions in the future or that the amount of any distributions we do pay will not decrease.

See "Risk Factors—Risks Related to Our Securities—We may not be able to make or sustain distributions to our shareholders at any time in the future" in our Annual Report.

Investment Guidelines

        Our Board of Trustees has adopted the following investment guidelines:

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  our target investments are whole loans secured by middle market and transitional CRE;

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  no investment will be made that would cause us to fail to qualify for taxation as a REIT;

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  no investment will be made that would require us to be registered as an investment company under the Investment Company Act; and

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  pending identification and completion of appropriate investments in first mortgage whole loans, we may invest our available cash in interest or dividend paying, short term investments that are consistent with our intention to maintain our qualification for taxation as a REIT and will allow us to maintain our exemption from registration under the Investment Company Act.

        These investment guidelines may be changed from time to time by our Board of Trustees without our shareholders' approval. However, we will disclose any material changes to our investment guidelines in the quarterly report on Form 10-Q or annual report on Form 10-K for the period in which the change was made or in a current report on Form 8-K. We are not subject to any limits or proportions with respect to the mix of our investments.

        We do not have a formal portfolio turnover policy and currently do not intend to adopt one. Subject to maintaining our qualification for taxation as a REIT under the IRC for U.S. federal income tax purposes and our exemption from registration under the Investment Company Act, we currently expect that we will typically hold investments that we originate for between two and 10 years. However, in order to maximize returns and manage portfolio risk while maintaining the financial capacity to undertake attractive opportunities that become available to us, we may dispose of an asset earlier than anticipated or hold an investment longer than anticipated if we determine doing so to be appropriate based upon market conditions or other factors regarding a particular investment.

Investment Committee of Our Manager

        Our Manager has established the Investment Committee to evaluate our potential investments. The members of the Investment Committee are: Adam Portnoy, one of our Managing Trustees; David Blackman, our other Managing Trustee and our President and Chief Executive Officer; Douglas Lanois, our Chief Financial Officer and Treasurer; and Jennifer Clark, our Secretary and the executive vice president, general counsel and secretary of our Manager. Our Management Agreement requires our Manager to promptly inform our Board of Trustees regarding any changes in the membership of the Investment Committee.

Investment Process

        We carry out our investment strategy by generally following a seven step process:

  Step 1: Origination

        Our Manager uses its network of relationships in the real estate and finance industries to source opportunities consistent with our investment strategy. We prefer to originate a significant percentage of our CRE loan investments using loan origination professionals employed by our Manager or RMR who are located in offices across the United States. By originating our investments, we are able to design terms which fit our individual borrowers' unique circumstances and provide terms that fit our goals regarding preservation of collateral values and the security of payments from our borrowers. Also, when we originate our investments, we generally have the opportunity to earn higher upfront fees and risk adjusted returns than when we purchase or participate in investments originated by others.

  Step 2: Screening and Initial Analysis

        When a potential investment opportunity is identified, our Manager performs an initial credit analysis to determine whether to allocate additional resources and pursue the potential investment. This review is a collaborative effort among the investment originators, our Manager's executive officers and other investment professionals. Our Manager evaluates each investment opportunity based on its expected risk adjusted returns relative to other investment opportunities available or believed to be available to us. Our Manager also considers the potential investment's likely impact on maintaining our qualification for taxation as a REIT and our exemption from registration under the Investment Company Act. If our Manager's executive officers determine that a proposed investment meets our risk and return criteria and complements our existing investment portfolio, a detailed analysis and underwriting presentation is prepared for submission to the Investment Committee. This analysis generally includes, among other things, a description of the collateral, borrower, sponsor and its equity contribution, business plan, key financial metrics and analyses, as well as investment considerations, risks and risk mitigants.

  Step 3: Investment Committee

        All of our investments require approval of the Investment Committee. After distribution of an underwriting presentation to the Investment Committee, members of the Investment Committee review the investment to determine whether they believe (a) it fits within our investment strategy, (b) it has appropriate risk adjusted return characteristics and (c) we should continue to pursue the investment. The approval of the Investment Committee usually includes the approval of, or suggested modifications to, the material terms of the investment. Our Manager generally requires that this approval be given by at least a majority of the members of the Investment Committee or at least three members of the Investment Committee, including at least one of our Managing Trustees.

        Upon the Investment Committee's approval, the terms of the investment are negotiated with the goal of obtaining an investment application from the borrower. Subsequent to its initial approval, the Investment Committee separately approves any material changes to the terms of the investment. The Investment Committee periodically evaluates potential investment opportunities and reviews our investment portfolio. In addition, the members of the Investment Committee are generally available on an ad hoc basis to provide guidance during evaluation, underwriting, structuring and negotiating of prospective investments.

  Step 4: Diligence and Underwriting

        Following execution of an investment application by a borrower, our Manager engages various third parties to assist with its diligence, including land surveyors, environmental consultants, engineers to prepare property condition reports, appraisers, credit agencies for background checks or others, as our Manager considers appropriate for the specific circumstances of the borrower and the collateral property. Our legal diligence generally includes title reviews, zoning reviews, lease and contract review, among other things. Generally, our borrowers are required to pay all of our third party diligence and closing costs to complete our investments, and we require a deposit to secure these expenses. However, in certain circumstances, we may agree to pay some of these costs or to be reimbursed from closing proceeds; and, when and if we do so, we may assume a resulting risk of loss if a loan investment does not close. From time to time, our Manager may also engage counsel to assist in drafting and negotiating definitive loan or other investment documents.

        Detailed financial modeling and sensitivity analysis may be used to assess the cash flow and debt service coverage characteristics of collateral properties, as well as interest rate and repayment analyses. Generally, the focus of such financial modeling and sensitivity analysis is on current and future cash flows available from the collateral properties and potential risks to cash flows, such as those associated with tenants' credit qualities, tenants' lease maturities, reversions to market level rental rates, property and market vacancy rates, historical and projected expenses and other factors associated with the local real estate markets, the economy generally and the asset type of the collateral. Cash flow analysis, market comparables and economic data may be used to determine the current and projected stabilized values of the collateral properties, to assess borrowers' capacities to repay or refinance upon maturities and to understand sensitivities to various potential changes in asset performance and the real estate markets where the collateral properties are located. Our Manager generally performs property and market level diligence, including, where appropriate, competitive analyses, tenant profiles and credit reviews, market and industry research and diligence on borrowers and sponsors, including meetings with the borrowers' or borrowers' sponsors' management teams and verification of their experience and capabilities in managing the collateral properties and executing the business plans. Our Manager's market research generally incorporates analyses of demographics, demand drivers, fundamentals of employment and population growth, comparable transactions and the competitive landscape, as well as investigations into legal risks. Our Manager may visit the collateral properties and tour the markets in which the properties are located. Our Manager's underwriting efforts also focus on understanding the capital structures of the transactions and our controls and rights within the prospective investments.

        Our Manager's diligence and underwriting efforts are enhanced by its ability to access RMR's knowledge base and industry contacts, including RMR's expertise in assessing middle market and transitional CRE and the values of certain specialized properties. We believe that this access to RMR's deep CRE industry knowledge and relationships adds to our Manager's perspectives when evaluating the fundamental drivers and risks underlying CRE collateral.

  Step 5: Board Approval

        After an investment has received approval from the Investment Committee and the terms have been negotiated, it will be presented to our Board of Trustees for its approval, subject to completion of diligence, finalization of legal documentation and satisfaction of closing conditions. Our Board of Trustees may receive periodic reports updating them on the status of potential and recently closed investments. In order to facilitate our ability to take advantage of investment opportunities between regular meetings of our Board of Trustees, our Board of Trustees may authorize our Managing Trustees to approve certain investments provided the terms and other details of such investments are reported to our Board of Trustees at its next scheduled regular meeting.

  Step 6: Diligence Bringdown and Closing

        Following completion of diligence, underwriting and negotiation of definitive investment documents, the results of diligence are approved by at least one member of the Investment Committee. After that approval, we generally close and fund the investment as soon as reasonably practicable.

  Step 7: Portfolio Management

        After closing an investment, our Manager is responsible for the ongoing asset management and monitoring of our investments. Our Manager generally uses RMR's in house asset management capabilities, rather than hiring third party providers for these services. Our Manager has engaged a qualified third party for certain of these services, such as collection of payments in accordance with an investment's terms.

        RMR's asset and property management personnel are currently responsible for overseeing the maintenance and operation of over 1,500 CRE properties. Although our strategy is to invest in performing loans, there may be instances that require us to take a more active role in managing assets in our portfolio. Because RMR is a vertically integrated national real estate investment platform, we believe our Manager has the resources to enable us to realize the available value of investments that become sub-performing or non-performing.

Policies with Respect to Certain Other Activities

        To maintain our qualification for taxation as a REIT under the IRC, we must distribute at least 90% of our annual REIT taxable income (excluding capital gains) and satisfy a number of organizational and operational requirements. Accordingly, we generally will not be able to retain sufficient cash from operations to fund our loan originations or investments or to repay our debts. Instead, we expect to fund our loan originations or investments or to repay our debts by utilizing our Master Repurchase Facility or other future financing arrangements, issuing equity or debt securities or using retained cash from operations that may exceed any distributions we make. We will decide when and whether to issue equity or new debt depending upon market conditions and other factors. Because our ability to raise capital will depend, in large part, upon market conditions, we cannot be sure that we will be able to raise sufficient capital to repay our debts or to fund our growth strategies.

        As of the date of this prospectus, we do not intend to offer equity or debt securities in exchange for property, to underwrite the securities of other issuers, or to repurchase or otherwise reacquire our common shares or other securities other than (a) as described in this prospectus, (b) purchases of common shares from certain current and former employees of our Manager or RMR LLC in satisfaction of tax withholding and payment obligations in connection with the vesting of share awards under our Equity Compensation Plan or (c) forfeitures of share awards under our Equity Compensation Plan.

        We may invest in equity or debt securities of other REITs or other entities engaged in real estate operating or financing activities, but at this time we do not expect to do so for the purpose of exercising control over such entities.

        Our Board of Trustees may change any of these policies at any time without a vote of, or notice to, our shareholders.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies". These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. In addition, as permitted for an "emerging growth company," we have elected to delay the adoption of new or revised financial accounting standards, and, as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for publicly owned companies that are not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements.

        We will remain an "emerging growth company" for up to the last day of the fiscal year following the fifth anniversary of our IPO, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1.07 billion (subject to adjustment for inflation), (b) the date that we become a "large accelerated filer" as defined in Rule 12b-2 under the Exchange Act which would occur if the market value of our common shares that are held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter or (c) the date on which we have issued more than $1.0 billion in non-convertible debt during the preceding three year period.

Limitation on Share Ownership and Regulatory Issues

  Qualification for Taxation as a REIT

        We believe that we have qualified, and we intend to remain qualified, for taxation as a REIT under the IRC. As a REIT, we generally will not be subject to U.S. federal income tax on our net income distributed as dividends to our shareholders. Our distributions to our shareholders generally are includable in such shareholders' income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally are treated for tax purposes as a return of capital to the extent of a shareholder's basis in our common shares, and reduce such shareholder's basis. In order to qualify for taxation as a REIT under the IRC, we must continually satisfy various requirements concerning, among other matters, the sources of our revenues, the types and relative values of our assets, the amounts of our distributions to our shareholders and the diversity of the ownership of our common shares. See the section captioned "Material United States Federal Income Tax Considerations—Taxation as a REIT" in our Annual Report.

  9.8% Share Ownership Limitation

        To assist our compliance with the requirements to maintain our qualification for taxation as a REIT under the IRC and otherwise provide for our orderly governance, among other purposes, our Declaration of Trust prohibits any shareholder other than our Manager, RMR LLC and their subsidiaries and certain persons who have been exempted by our Board of Trustees from owning (directly and by attribution) more than 9.8% in value or number, whichever is more restrictive, of any class or series of our shares of beneficial interest, including our common shares. Our Board of Trustees may from time to time reduce this ownership limit below 9.8%, subject to limitations contained in our Declaration of Trust. Our Board of Trustees may also waive the applicable ownership restriction, in its sole discretion, but it may only do so if it determines that doing so is unlikely to jeopardize our qualification for taxation as a REIT. See "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Restrictions on Ownership and Transfer of Common Shares".

  Investment Company Act Exemption

        We conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer's total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, or the

"40% test". Excluded from the term "investment securities," among other things, are U.S. Government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for private funds set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

        We conduct our business through wholly or majority owned subsidiaries. We conduct our operations so that we do not come within the definition of an "investment company" under the Investment Company Act. We structure and conduct our business in a manner that does not require our or our subsidiaries' registration under the Investment Company Act and, in so structuring and conducting our business, we rely on available exemptions from registration, or exclusions from the definition of "investment company," under the Investment Company Act.

        The securities issued by any wholly owned or majority owned subsidiaries that we may form in the future that are excepted from the definition of "investment company" based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of 40% of the value of our total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. We monitor our holdings to ensure continuing and ongoing compliance with this test. In addition, we believe we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we do not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, through our majority or wholly owned subsidiaries, we primarily engage in non-investment company businesses.

        If the value of securities issued by our subsidiaries that are excepted from the definition of "investment company" by Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we own, exceeds 40% of our total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, or if one or more of such subsidiaries fail to maintain an exception or exemption from the Investment Company Act, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company under the Investment Company Act, either of which could have an adverse effect on us and the market price of our securities. If we were required to register as an investment company under the Investment Company Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or (c) register as an investment company, any of which could negatively affect the value of our common shares, the sustainability of our business model and our ability to make distributions which could have an adverse effect on our business and the market price for our common shares.

        We and/or certain of our subsidiaries may rely upon the exception from the definition of "investment company" under the Investment Company Act provided in Section 3(c)(5)(C) of the Investment Company Act, which is available for entities "primarily engaged" in the business of "purchasing or otherwise acquiring mortgages and other liens on and interests in real estate". The SEC staff has interpreted this exception to generally require that at least 55% of our or each of our applicable subsidiaries' assets consist of qualifying real estate assets and at least 80% of our or each of our applicable subsidiaries' portfolios must consist of qualifying real estate assets and real estate related assets. To the extent that we or any of our subsidiaries rely on Section 3(c)(5)(C), we or the applicable subsidiary will invest at least 55% of our or its assets in mortgage loans, certain mezzanine loans and certain B Notes and other interests in real estate that constitute qualifying real estate assets in accordance with SEC staff guidance, and at least approximately an additional 25% of our or its assets in other types of mortgages, securities of REITs and other real estate related assets. To the extent that we or any of our subsidiaries rely on Section 3(c)(5)(C), we will rely on guidance published by the SEC staff or on our analyses of guidance published with respect to other types of assets to determine which assets are qualifying real estate assets and real estate related assets. The SEC may in the future take a view different than or contrary to our analysis with respect to the types of assets we have determined to be qualifying real estate assets. To the extent that the SEC staff publishes new or different guidance with respect to these matters, we may be required to adjust our investment strategies accordingly. In addition, we may be limited in our ability to make certain investments and these limitations could result in the subsidiary holding assets we might wish to sell or selling assets we might wish to hold.

        The SEC staff, according to published guidance, takes the view that certain mezzanine loans and B Notes are qualifying real estate assets. Thus, we intend to treat certain mezzanine loans and B Notes as qualifying real estate assets.

        In 2011, the SEC solicited public comment on a wide range of issues relating to Section 3(c)(5)(C) of the Investment Company Act, including the nature of the assets that qualify for purposes of the exemption and whether mortgage REITs should be regulated in a manner similar to investment companies. We cannot be sure that the laws and regulations governing the Investment Company Act status of REITs, including the SEC or its staff providing more specific or different guidance regarding these exemptions, will not change in a manner that adversely affects our operations. If we or our subsidiaries fail to maintain an exception or exemption from the Investment Company Act, we could, among other things, be required either to (a) change the manner in which we conduct our operations to avoid being required to register as an investment company, (b) effect sales of our assets in a manner that, or at a time when, we would not otherwise choose to do so or (c) register as an investment company, any of which could negatively affect the value of our common shares, the sustainability of our business model and our ability to make distributions which could have an adverse effect on our business and the market price for our common shares.

        Although we monitor our portfolio periodically and prior to each investment origination, we cannot be sure that we will be able to maintain this exemption from registration for these subsidiaries.

        We or certain of our subsidiaries may also rely on the exemption provided by Section 3(c)(6) of the Investment Company Act. The SEC has issued little interpretive guidance with respect to Section 3(c)(6) and any guidance published by the staff may require us to adjust our strategy accordingly.

        We determine whether an entity is one of our majority owned subsidiaries. The Investment Company Act defines a majority owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test. We have not requested the SEC to approve our treatment of any company as a majority owned subsidiary and the SEC has not done so. If the SEC were to disagree with our treatment of one or more companies as majority owned subsidiaries, we might need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

        To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the exceptions we rely on from the Investment Company Act, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Competition

        The financial services industry and CRE markets are highly competitive. We compete with a variety of institutional investors, including other REITs, commercial and investment banks, specialty finance companies, public and private funds, including funds or investors that our Manager, RMR LLC or their affiliates may sponsor, advise or manage, commercial finance and insurance companies and other financial institutions. Some of our competitors may have a lower cost of funds and greater financial and other resources than we have. Many of our competitors are not subject to the operating constraints associated with REIT tax or SEC reporting compliance or maintenance of an exemption from registration as an investment company under the Investment Company Act.

        For additional information concerning the risks associated with our business, see the section captioned "Risk Factors—Risks Related to Our Investments—We operate in a highly competitive market for investment opportunities and competition may limit our ability to originate or acquire our target investments on attractive terms and could also affect the pricing of these investment opportunities" in our Annual Report.

Employees

        We have no employees. All services that would otherwise be provided to us by employees are provided to us by our Manager, which is a subsidiary of RMR LLC. As of March 31, 2019, RMR LLC had approximately 600 full time employees, including our Manager's employees, in its headquarters and regional offices located across the United States. For more information, see the section captioned "Our Manager and Our Management Agreement—Our Management Agreement," as well as Note 8 to our consolidated financial statements, each in our Annual Report.

Legal Proceedings

        From time to time, we may become involved in litigation matters incidental to the ordinary course of our business. Although we are unable to predict with certainty the eventual outcome of any litigation, we are currently not a party to any litigation which we expect to have a material adverse effect on our business.

MANAGEMENT

        Each of our Trustees serves until his or her successor is duly elected and qualified, or until the earlier of his or her death, resignation, retirement or removal. Each of our executive officers serves at the discretion of our Board of Trustees. The following table sets forth certain information with respect to our Trustees and executive officers.

Name	Age	Position(s)
Adam D. Portnoy	48	Managing Trustee Class II; term will expire 2022.
David M. Blackman	56	Managing Trustee Class I; term will expire in 2021. President and Chief Executive Officer.
Jeffrey P. Somers	76	Independent Trustee Class I; term will expire 2021.
John L. Harrington	82	Independent Trustee Class II; term will expire 2022.
Joseph L. Morea	64	Independent Trustee Class III; term will expire 2020.
G. Douglas Lanois	58	Chief Financial Officer, Treasurer and Assistant Secretary.

        The following is a biographical summary of the experience of our Trustees and executive officers.

        ADAM D. PORTNOY has been one of our Managing Trustees since our formation. Mr. Portnoy has been one of the managing directors of RMR Inc. and its President and Chief Executive Officer since shortly after its formation in 2015. Mr. Portnoy is President and Chief Executive Officer of RMR LLC and was a director of RMR LLC from 2006 until June 5, 2015 when RMR LLC became a majority owned subsidiary of RMR Inc. and RMR Inc. became RMR LLC's managing member. Mr. Portnoy has been a director of RMR Advisors LLC since 2007 and served as its President from 2007 to September 2017 and its Chief Executive Officer from 2015 to September 2017. Mr. Portnoy has been a director of our Manager since March 2016, and served as its President and Chief Executive Officer from March 2016 through December 2017. Mr. Portnoy is an owner, the sole trustee and an officer of ABP Trust. Mr. Portnoy is the majority owner and has been a director of Sonesta since 2012. Mr. Portnoy served as President and Chief Executive Officer of RIF from 2007 to 2015 and as President of OPI (formerly known as Government Properties Income Trust) from 2009 to 2011. Mr. Portnoy was a managing trustee of Select Income REIT, or SIR, from 2011 until it merged with a wholly owned subsidiary of OPI in December 2018. Mr. Portnoy was a managing trustee of Equity Commonwealth from 2006 until 2014 and served as its President from 2011 to 2014. Prior to joining RMR LLC in 2003, Mr. Portnoy held various positions in the finance industry and public sector, including working as an investment banker at Donaldson, Lufkin & Jenrette and working in private equity at DLJ Merchant Banking Partners and at the International Finance Corporation (a member of The World Bank Group). In addition, Mr. Portnoy previously founded and served as Chief Executive Officer of a privately financed telecommunications company. Mr. Portnoy currently serves as the Honorary Consul General of the Republic of Bulgaria to Massachusetts and on the Board of Directors of Pioneer Institute, and previously served on the board of governors for the National Association of Real Estate Investment Trusts and the board of trustees of Occidental College. Mr. Portnoy has served as a managing trustee of HPT since 2007; SNH since 2007; OPI since 2009; RIF since 2009; RMR Inc. since 2015; ILPT since 2017; FVE since 2018; and TA since 2018. Our Board of Trustees concluded that Mr. Portnoy is qualified to serve as one of our Managing Trustees based upon, among other things, his extensive experience in, and knowledge of, the CRE industry and REITs, his leadership position with RMR LLC and demonstrated management ability, his public company director service, his experience in investment banking and private equity and his qualifying as a Managing Trustee in accordance with the requirements of our Declaration of Trust.

        DAVID M. BLACKMAN has been our Chief Executive Officer since shortly after our formation in 2017 and our President since 2018. Mr. Blackman joined RMR LLC in 2009 as senior vice president, and he became executive vice president of RMR LLC in 2013. Mr. Blackman has been a director, President and Chief Executive Officer of our Manager since 2018, and an executive vice president of our Manager from its formation in 2016 through December 2017. Mr. Blackman also has been President and Chief Executive Officer of OPI since May 2018, and was previously its President and Chief Operating Officer from 2011 until May 2018, and before then its Chief Financial Officer and Treasurer from 2009 through 2011. Mr. Blackman was a managing trustee and President and Chief Executive Officer of SIR from 2018 until it merged with a wholly owned subsidiary of OPI in December 2018, and he was its President and Chief Operating Officer from 2011 through April 2018. Prior to joining RMR LLC, Mr. Blackman was employed as a banker at Wachovia Corporation and its predecessors for 23 years, where he focused on real estate finance matters, including serving as a managing director in the real estate section of Wachovia Capital Markets, LLC from 2005 through 2009. Mr. Blackman has served as a managing trustee of OPI since 2019. Our Board of Trustees concluded that Mr. Blackman is qualified to serve as one of our Managing Trustees based upon, among other things, his extensive experience in, and knowledge of, the CRE industry and REITs, his leadership position with RMR LLC and demonstrated management ability, his public company director service, his experience in investment banking and his qualifying as a Managing Trustee in accordance with the requirements of our Declaration of Trust.

        JEFFREY P. SOMERS has been one of our Independent Trustees since shortly after our formation in 2017. Mr. Somers has also been, since 2010, of counsel to, and from 1995 to 2009, was a member, and for six of those years the managing member, of the law firm of Morse, Barnes Brown & Pendleton, PC. Prior to that time, he was a partner for more than 20 years at the law firm of Gadsby Hannah LLP (now McCarter & English, LLP) and for eight of those years was managing partner of the firm. Mr. Somers served as an independent trustee of SIR from 2012 until it merged with a wholly owned subsidiary of OPI in December 2018. Mr. Somers served as a director for Cantella Management Corp., a holding company for Cantella & Co., Inc., an SEC registered broker dealer, from 2002 until January 2014, when the company was acquired by a third party. From 1995 to 2001, he served as a trustee for the Pictet Funds. Before entering private law practice, Mr. Somers was a staff attorney at the SEC in Washington, D.C. He has previously served as a trustee for Glover Hospital, a private not for profit regional hospital, which is currently part of Beth Israel Deaconess Hospital, among various other civic leadership roles. Mr. Somers has served as an independent trustee of OPI since 2009; RIF since 2009; and SNH since 2009. Our Board of Trustees concluded that Mr. Somers is qualified to serve as one of our Independent Trustees based upon, among other things, his expertise in legal, corporate governance and regulatory matters, his leadership role as a law firm managing member, his public company board service, his financial sophistication and his qualifying as an Independent Trustee in accordance with the requirements of Nasdaq, the SEC and our Declaration of Trust.

        JOHN L. HARRINGTON has been one of our Independent Trustees since shortly after our formation in 2017. Mr. Harrington has also been chairman of the board of trustees of the Yawkey Foundation (a charitable foundation) since 2007 and prior to that from 2002 to 2003. He has served as a trustee of the Yawkey Foundation since 1982 and as executive director from 1982 to 2006. He was also a trustee of the JRY Trust from 1982 through 2009. Mr. Harrington was Chief Executive Officer and general partner of the Boston Red Sox Baseball Club from 1986 to 2002 and served as that organization's Vice President and Chief Financial Officer prior to that time. He was President of Boston Trust Management Corp. from 1981 to 2006 and a principal of Bingham McCutchen Sports Consulting LLC from 2007 to 2008. Mr. Harrington represented the Boston Red Sox majority interest in co-founding The New England Sports Network, managing it from 1981 to 2002. Mr. Harrington served as a director of Fleet Bank from 1995 to 1999 and of Shawmut Bank of Boston from 1986 to 1995, a member of the Major League Baseball Executive Council from 1998 to 2001, assistant secretary of administration and finance for the Commonwealth of Massachusetts in 1980, treasurer of the American League of Professional Baseball Clubs from 1970 to 1972, assistant professor and director of admissions, Carroll Graduate School of Management at Boston College from 1967 through 1970 and as supervisory auditor for the U.S. General Accounting Office from 1961 through 1966. He was an independent trustee of RMR Funds Series Trust from shortly after its formation in 2007 until its dissolution in 2009. Mr. Harrington has held many civic leadership positions and received numerous leadership awards and honorary doctorate degrees. Mr. Harrington holds a Massachusetts license as a certified public accountant. Mr. Harrington has served as an independent trustee of HPT since 1995; SNH since 1999; RIF since 2003; and OPI since 2009. Our Board of Trustees concluded that Mr. Harrington is qualified to serve as one of our Independent Trustees based upon, among other things, his public company director service, his financial sophistication and his qualifying as an Independent Trustee in accordance with the requirements of Nasdaq, the SEC and our Declaration of Trust.

        JOSEPH L. MOREA has been one of our Independent Trustees since shortly after our formation in 2017. Mr. Morea was a vice chairman and managing director, serving as head of U.S. Equity Capital Markets, at RBC Capital Markets, an international investment bank, from 2003 until 2012. From 2008 to 2009, Mr. Morea also served as the head of U.S. Investment Banking for RBC Capital Markets. Previously, Mr. Morea was employed as an investment banker, including as a managing director and the co-head of U.S. Equity Capital Markets at UBS, Inc., the Chief Operating Officer of the Investment Banking Division and head of U.S. Equity Capital Markets at PaineWebber, Inc. and a managing director of Equity Capital Markets at Smith Barney, Inc. Prior to working as an investment banker, Mr. Morea was employed as a certified public accountant. Mr. Morea served as a trustee of Equity Commonwealth from 2012 until 2014. Mr. Morea has served as an independent director of Garrison Capital Inc. since 2015 and as an independent trustee of THL Credit Senior Loan Fund since 2013; Eagle Growth & Income Opportunities Fund since 2015; TA since 2015; RIF since 2016; and ILPT since 2018. Our Board of Trustees concluded that Mr. Morea is qualified to serve as one of our Independent Trustees based upon, among other things, his public company director service, his experience in investment banking and equity capital markets, his financial sophistication and his qualifying as an Independent Trustee in accordance with the requirements of Nasdaq, the SEC and our Declaration of Trust.

        G. DOUGLAS LANOIS has been our Chief Financial Officer and Treasurer since our formation in 2017. Mr. Lanois has served as a vice president of our Manager and RMR LLC since RMR LLC acquired substantially all of the historical Tremont business in 2016. Before joining RMR LLC, Mr. Lanois was Chief Financial Officer and portfolio manager of Tremont Realty Capital, LLC since 2004. Prior to Tremont Realty Capital, LLC, Mr. Lanois was Chief Financial Officer of CRES Development Company, Inc., a multidisciplinary real estate firm, from 2003 to 2004. Prior to CRES Development Company, Inc., Mr. Lanois was senior vice president and Chief Financial Officer at Pembroke Real Estate, the real estate development and management division of FMR LLC, from 1998 to 2002. Prior to Pembroke Real Estate, Mr. Lanois was vice president and controller at Beacon Properties Corporation, and he previously worked at AEW Capital Management and the accounting firm of Laventhol & Horwath.

        For information regarding our management, see the portions of our definitive Proxy Statement for our 2019 Annual Meeting of Shareholders dated March 9, 2019 incorporated by reference in this prospectus.

OUR MANAGER AND OUR MANAGEMENT AGREEMENT

        For information regarding our Manager and our Management Agreement with our Manager, see Notes 8 and 9 to our consolidated financial statements in our Annual Report and the section captioned "Related Person Transactions" in our definitive Proxy Statement for our 2019 Annual Meeting of Shareholders dated March 9, 2019.

 PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information regarding the beneficial ownership of our common shares (which currently constitute and immediately following completion of this offering will constitute the only class of our outstanding shares of beneficial interest) by (a) each person who beneficially owns, directly or indirectly, more than 5% of the outstanding common shares, (b) each of our Trustees and executive officers and (c) all of our Trustees and executive officers as a group. Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all common shares shown to be beneficially owned by such person or entity, subject to the matters set forth in the notes to the table below. Except as set forth below, the business address of the shareholders listed is c/o Tremont Mortgage Trust, Two Newton Place, 255 Washington Street, Newton, Massachusetts 02458.

	Beneficial Ownership Prior to Completion of this Offering		Beneficial Ownership After this Offering
Name and Address	Common Shares Owned	Percentage(5)	Common Shares Owned	Percentage(6)
Tremont Realty Advisors LLC,
The RMR Group Inc.,
The RMR Group LLC,
ABP Trust and
Adam D. Portnoy(1)(2)	607,600	19.0%	1,607,600	19.6%
John A. Gill(3)	229,479	7.2%	229,479	2.8%
David M. Blackman	16,519	Less than 1%	16,519	Less than 1%
G. Douglas Lanois	10,000	Less than 1%	10,000	Less than 1%
John L. Harrington	7,500	Less than 1%	7,500	Less than 1%
Joseph L. Morea	7,500	Less than 1%	7,500	Less than 1%
Jeffrey P. Somers	7,500	Less than 1%	7,500	Less than 1%
All Trustees and executive officers as a group (6 persons)(4)	656,619	20.6%	1,656,619	20.2%

(1)
Beneficial ownership of our Manager is shown as of May 10, 2019. Based on information provided by our Manager, the number of common shares beneficially owned by our Manager has not changed since September 18, 2017. Our Manager directly owns and has voting and dispositive power over 600,100 common shares. Voting and investment power with respect to common shares owned by our Manager may be deemed to be shared with RMR LLC, RMR Inc., ABP Trust and Adam Portnoy as controlling shareholder of RMR Inc. Our Manager is a direct wholly owned subsidiary of RMR LLC, which is a direct majority owned operating subsidiary of RMR Inc. None of RMR LLC, RMR Inc. or ABP Trust directly owns any common shares. Adam Portnoy directly owns and has sole voting and dispositive power over 7,500 common shares and beneficially owns and has shared voting and dispositive power over 600,100 common shares.

(2)
Our Declaration of Trust places restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class of our common shares. Our Manager and its affiliates, however, are Excepted Holders, as defined in our Declaration of Trust, and therefore are not subject to this ownership limit, subject to certain limitations.

(3)
Beneficial ownership of John A. Gill is shown as of December 31, 2018. John Gill beneficially owns 229,479 common shares. John Gill has sole voting power over 117,506 common shares, shared voting power over 111,973 common shares, sole dispositive power over 117,506 common shares and shared dispositive power over 111,973 common shares. John Gill disclaims beneficial ownership of 111,973 common shares that are held in advisory accounts at the registered investment adviser where John Gill is employed and with respect to which John Gill exercises discretionary authority. This information is based solely on a Schedule 13G/A filed with the SEC on February 13, 2019 by John Gill. John Gill's address is 2101 Parks Ave., Suite 402, Virginia Beach, VA 23451.

(4)
Includes 600,100 common shares owned by our Manager. Voting and investment power with respect to common shares owned by our Manager may be deemed to be shared with Adam Portnoy as the sole trustee, President and owner of ABP Trust.

(5)
Based on 3,193,173 common shares outstanding as of May 10, 2019.

(6)
Based on 8,193,173 common shares outstanding after giving effect to 5,000,000 common shares to be issued in this offering. Assumes no exercise of the underwriters' option to purchase up to an additional 750,000 common shares.

 DESCRIPTION OF COMMON SHARES OF BENEFICIAL INTEREST

        The following is a summary description of the material terms of our common shares, based on our Declaration of Trust and Bylaws. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our Declaration of Trust and Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See "Where You Can Find More Information" and "Information Incorporated by Reference".

General

        Our Declaration of Trust authorizes us to issue up to 25,000,000 common shares. Immediately following completion of this offering, assuming no exercise of the underwriters' option to purchase up to 750,000 additional common shares, we will have 8,193,173 common shares issued and outstanding and no other class or series of our shares of beneficial interest outstanding.

        As permitted by Maryland law applicable to Maryland REITs, or the Maryland REIT Law, our Declaration of Trust also authorizes our Board of Trustees to increase or decrease the number of our authorized common shares, to create new classes or series of our shares of beneficial interest, or increase or decrease the number of authorized shares thereof, and to classify or reclassify any unissued shares from time to time by setting the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such class or series of our shares of beneficial interest. The rights, powers and privileges of our common shares and shareholders (including those described in this prospectus) will be subject to, and may be adversely affected by, the rights of the holders of shares of any new class or series of our shares of beneficial interest, whether common or preferred, that our Board of Trustees may create, designate or issue in the future.

        Our Board of Trustees may take the actions described above without shareholder approval, unless shareholder approval is required by applicable law or the rules of the principal securities exchange on which our securities may be listed. We believe the ability of our Board of Trustees to authorize and issue one or more classes or series of our shares of beneficial interest with specified rights will provide us with flexibility in structuring possible future financings and acquisitions and in meeting other business needs that may arise. Nonetheless, the unrestricted ability of our Board of Trustees to increase the number of authorized shares of beneficial interest, including common shares, to issue additional common shares and to create and issue other classes and series of our shares of beneficial interest may have adverse consequences to our shareholders, including possibly diluting the ownership of existing shareholders and making a change in our control difficult to achieve.

Common Shares

        All common shares to be sold in this offering will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of any other class or series of our shares of beneficial interest which may be issued in the future and to the provisions of our Declaration of Trust regarding the restrictions on the transfer and ownership of common shares, holders of common shares are entitled to the following:

  •
  to receive distributions on their common shares if, as and when authorized by our Board of Trustees and declared by us out of assets available for distribution (as determined by our Board of Trustees in its sole discretion); and

  •
  to share ratably in our assets available for distribution to our shareholders (as determined by our Board of Trustees) in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all of our known debts and liabilities.

        Under our Declaration of Trust, subject to the provisions of any class or series of our shares of beneficial interest which hereafter may be created and are then outstanding, holders of common shares are entitled to vote on the following matters: (a) the election of Trustees and the removal of Trustees for cause; (b) any amendment to our Declaration of Trust, merger, conversion or consolidation of us with or into, or sale of all or substantially all our assets to, another entity and our termination, in each case, to the extent shareholder approval is required under the Maryland REIT Law provided that such action has first been approved by two thirds of our Trustees then in office; and (c) such other matters with respect to which our Board of Trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the holders of common shares for approval or ratification. Shareholders will also be entitled to vote on such matters as may be required by our Declaration of Trust, Bylaws or applicable law. Provisions of our Declaration of Trust regarding the restriction on the transfer and ownership of our common shares may preclude a shareholder's right to vote in certain circumstances.

        For additional information regarding our common shares, see "Material Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Restrictions on Ownership and Transfer of Common Shares".

Stock Exchange Listing

        Our common shares are listed on Nasdaq under the symbol "TRMT".

Transfer Agent and Registrar

        The transfer agent and registrar for our common shares is Equiniti Trust Company.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS

        We are organized as a Maryland REIT. The following is a summary of our Declaration of Trust and Bylaws and material provisions of the Maryland REIT Law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our Declaration of Trust and Bylaws, copies of which are filed with the SEC, or refer to the provisions of the Maryland REIT Law. By purchasing our common shares, you will have agreed to the provisions set forth in our Declaration of Trust and our Bylaws, as they may be amended from time to time in accordance with the terms thereof.

Restrictions on Ownership and Transfer of Common Shares

        Our Declaration of Trust restricts the number and value of our shares of beneficial interest that our shareholders may own. These restrictions are intended to, among other purposes, assist us with REIT compliance under the IRC and otherwise to promote our orderly governance.

        Our Declaration of Trust prohibits any person from owning, being deemed to own by virtue of the attribution provisions of the IRC, or beneficially owning under Rule 13d-3 under the Exchange Act, more than 9.8% in value or number, whichever is more restrictive, of any class or series of our shares of beneficial interest, including our common shares. Our Board of Trustees may from time to time increase this ownership limit for one or more persons and decrease the ownership limit for other persons, subject to limitations contained in our Declaration of Trust. Our Declaration of Trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us failing to qualify for taxation as a REIT.

        These restrictions do not apply to our Manager, RMR, any company to which RMR provides management services or any of their affiliates so long as such ownership does not adversely affect our qualification for taxation as a REIT under the IRC. Because our Manager has acquired and retains an ownership stake in us above 9.8%, our Board of Trustees in the future may determine that it is appropriate to reduce the ownership limit applicable to ownership of our shares by others to below 9.8% in order to assist us in qualifying for taxation as a REIT. Under such circumstances if the ownership limit is not reduced to an appropriate level on a timely basis, it is possible that certain purchasers, acquirors, or other holders of our common shares may, if their ownership would result in our failing to qualify for taxation as a REIT, have certain of their common shares transferred to a Charitable Trust (as defined below) even if their ownership in our common shares was in an amount below the ownership limit applicable at the time.

        Our Board of Trustees, in its sole discretion, may exempt other persons, prospectively or retroactively, from these ownership limitations, so long as our Board of Trustees determines, among other things, that it is in our best interests. Our Board of Trustees may not grant an exemption if the exemption would result in our failing to qualify for taxation as a REIT. In determining whether to grant an exemption, our Board of Trustees may consider, among other factors, the following:

  •
  the general reputation and moral character of the person requesting the exemption;

  •
  whether the person's ownership of shares would be direct or through ownership attribution;

  •
  whether the person's ownership of shares would interfere with the conduct of our business, including without limitation, our ability to make additional investments;

  •
  whether granting an exemption would adversely affect any of our existing contractual arrangements or the execution of our strategies or business policies;

  •
  whether the person to whom the exemption would apply has been approved as an owner of us by all regulatory or other governmental authorities with jurisdiction over us; and

  •
  whether the person to whom the exemption would apply is attempting to change control of us or affect our policies in a way that our Board of Trustees, in its sole discretion, considers adverse to our best interests or those of our shareholders.

        In addition, our Board of Trustees may require such rulings from the U.S. Internal Revenue Service, opinions of counsel, representations, undertakings or agreements it deems advisable in order to make the foregoing decisions.

        If a person attempts a transfer of our shares of beneficial interest in violation of the ownership limitations described above, (a) that number of shares (rounded to the nearest whole share) which would cause the violation are automatically transferred to a trust, or the Charitable Trust, for the exclusive benefit of one or more charitable beneficiaries designated by us or (b) such attempted transfer shall be void ab initio. The prohibited owner will generally:

  •
  have no rights in the shares held in the Charitable Trust;

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  not benefit economically from ownership of any shares held in the Charitable Trust (except to the extent provided below upon sale of the shares);

  •
  have no rights to distributions with respect to shares held in the Charitable Trust;

  •
  not possess any rights to vote or other rights attributable to the shares held in the Charitable Trust; and

  •
  have no claim, cause of action or other recourse whatsoever against the purported transferor of any shares held in the Charitable Trust.

        Unless otherwise directed by our Board of Trustees, as soon as reasonably practicable after receiving notice from us that shares have been transferred to the Charitable Trust (and no later than 20 days after receiving notice if our shares are then listed or admitted to trade on any national securities exchange), the trustee of the Charitable Trust will sell such shares (together with the right to receive distributions with respect to such shares) to a person designated by the trustee of the Charitable Trust, whose ownership of the shares will not violate the ownership limitations set forth in our Declaration of Trust. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee of the Charitable Trust will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary of the Charitable Trust as follows:

        The prohibited owner will receive the lesser of:

  •
  the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, in the case of a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the Charitable Trust, in each case, reduced by any amounts previously received by the prohibited owner in connection with prior extraordinary dividends or other distributions; and

  •
  the sales proceeds received by the trustee of the Charitable Trust (net of any commissions and other expenses of the trustee of the Charitable Trust) from the sale or other disposition of the shares held in the Charitable Trust.

        The trustee of the Charitable Trust may reduce the amount payable to the prohibited owner by the amount of ordinary dividends or other distributions which have been paid to the prohibited owner and is owed by the prohibited owner to the trustee of the Charitable Trust. Any net sales proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary, less the costs, expenses and compensation of the Charitable Trust and us. Any extraordinary dividends received by the trustee of the Charitable Trust shall be treated in a similar way as sales proceeds.

        If a prohibited owner sells shares that are deemed to have been transferred to the Charitable Trust, then:

  •
  those shares will be deemed to have been sold on behalf of the Charitable Trust; and

  •
  to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by the trustee of the Charitable Trust, the prohibited owner must promptly pay the excess to the trustee of the Charitable Trust upon demand.

        Also, shares of beneficial interest held in the Charitable Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in the transfer to the Charitable Trust or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the Charitable Trust, for example, in the case of a gift, devise or other similar transaction, the market price per share on the day of the event causing the shares to become held by the Charitable Trust; and

  •
  the market price per share on the date we, or our designee, accept the offer.

        We will have the right to accept the offer until the trustee of the Charitable Trust has sold the shares held in the Charitable Trust. The net proceeds of the sale to us will be distributed similar to any other sale by a trustee of the Charitable Trust. Our Board of Trustees may retroactively amend, alter or repeal any rights which the Charitable Trust, the trustee of the Charitable Trust or the beneficiary of the Charitable Trust may have under our Declaration of Trust, including retroactively granting an exemption to a prohibited owner, except that our Board of Trustees may not retroactively amend, alter or repeal any obligations to pay amounts incurred prior to such time and owed or payable to the trustee of the Charitable Trust. The trustee of the Charitable Trust will be indemnified by us or from the proceeds from the sale of shares held in the Charitable Trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our Declaration of Trust and is entitled to receive reasonable compensation for services provided.

        Costs, expenses and compensation payable to the trustee of the Charitable Trust may be funded from the Charitable Trust or by us. Before any sales proceeds may be distributed to a prohibited owner, we will be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the trustee of the Charitable Trust) from the Charitable Trust for any such amounts funded by us and for any indemnification provided to the trustee of the Charitable Trust by us.

        In addition, costs and expenses incurred by us in the process of enforcing the ownership limitations set forth in our Declaration of Trust, in addition to reimbursement of costs, expenses and compensation of the trustee of the Charitable Trust which have been funded by us, may be collected from the Charitable Trust before any sale proceeds are distributed to a prohibited owner.

        The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. Our Declaration of Trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in such a transaction will be subject to all of the provisions and limitations described above.

        Every person who owns, is deemed to own by virtue of the attribution rules of the IRC or is deemed to beneficially own pursuant to Rule 13d-3 under the Exchange Act 5% or more of any class or series of our shares outstanding at the time of the determination is required to give written notice to us within 30 days after the end of each taxable year, and also within three business days after a request from us, stating the name and address of the legal and beneficial owner(s), the number of shares of each class and series of our shares of beneficial interest which the owner beneficially owns, and a description of the manner in which those shares are held. If the IRC or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our qualification for taxation as a REIT, to comply or determine our compliance with the requirements of any taxing authority or other government authority and to determine and ensure compliance with the foregoing ownership limitations.

        All certificates evidencing our shares and any share statements for our uncertificated shares may bear legends referring to the foregoing restrictions.

Trustees

        Our Declaration of Trust provides for our business and affairs to be managed under the direction of our Board of Trustees. We currently have five Trustees. Our Board of Trustees has the exclusive power to increase the number of Trustees or decrease the number of Trustees, subject to the express voting powers of any class or series of our shares of beneficial interest which hereafter may be created and are then outstanding.

        Under our Declaration of Trust, a Trustee must be at least 21 years of age, not under legal disability, not have been convicted of a felony and meet the qualifications of an Independent Trustee or a Managing Trustee, as applicable. An "Independent Trustee" is one who is not an employee of our Manager or its parent, who is not involved in our day to day activities and who meets the qualifications of an independent director under the applicable rules of the principal securities exchange upon which our common shares are listed for trading and the SEC, as those requirements may be amended from time to time. A "Managing Trustee" is one who has been an employee, officer or director of our Manager or its parent or involved in our day to day activities for at least one year prior to his or her election as a Trustee. Our Board of Trustees may establish different or additional qualifications for our Independent Trustees or Managing Trustees. A majority of our Trustees holding office must at all times be Independent Trustees, except for temporary periods due to vacancies. If the number of our Trustees, at any time, is set at less than five, at least one Trustee shall be a Managing Trustee. So long as the number of our Trustees is five or greater, at least two Trustees must be Managing Trustees, except for temporary periods due to vacancies.

        Our Declaration of Trust divides our Board of Trustees into three classes, with the term of one class expiring each year and, in each case, until their successors are elected and qualified. Our shareholders are entitled to elect only one class of Trustees each year. At each annual meeting, shareholders are entitled to elect the successors of the class of Trustees whose term continues until that meeting for a term continuing until our annual meeting of shareholders held in the third year following the year of their election and until their successors are elected and qualified. The Trustees may, without shareholder approval, reassign Trustees from one class to another at any time and from time to time. We believe that classification of our Board of Trustees will help to assure the continuity of our business strategies and policies. The classified board provision could have the effect of making the replacement of a majority of the incumbent Trustees more time consuming and difficult. At least two annual meetings of our shareholders will generally be required to effect a change in a majority of our Board of Trustees. Our Manager's ownership of a significant number of common shares may impact whether such a change occurs.

        Except as otherwise provided by a provision of our Bylaws approved by our Board of Trustees, subject to the provisions of any class or series of our shares of beneficial interest which hereafter may be created and are then outstanding, a plurality of all the votes cast by our shareholders entitled to vote in the election of Trustees at a meeting of our shareholders duly called and at which a quorum is present is required to elect a Trustee. In case of failure to elect any Trustee at an annual meeting of our shareholders, the incumbent Trustee who was up for election at that meeting may hold over and continue to serve as a Trustee for the full term of the trusteeship in which he or she was nominated and until the election and qualification of his or her successor. There will be no cumulative voting in the election of our Trustees.

        Subject to the provisions of any class or series of our shares of beneficial interest which hereafter may be created and are then outstanding, any vacancy as a result of any reason, including, without limitation, a vacancy caused by the death, resignation, retirement, removal or incapacity of any Trustee or resulting from an increase in the number of Trustees, may be filled only by the affirmative vote of a majority of the Trustees then remaining in office, even if the remaining Trustees do not constitute a quorum or are less than three, and any Trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred and until the election and qualification of his or her successor. Our Declaration of Trust provides that a Trustee may be removed only for cause, at a properly called meeting of our shareholders, by the affirmative vote of holders of not less than two thirds of our outstanding shares of beneficial interest entitled to be cast in the election of such Trustee. If our Manager has and retains a significant ownership stake in us, it may not be possible to remove our Trustees unless our Manager votes in favor of such removal.

Advance Notice of Trustee Nominations and New Business

  Annual Meetings of Shareholders

        Our Bylaws provide that nominations of individuals for election as Trustees and proposals of other business to be considered at an annual meeting of our shareholders may be made only in our notice of the meeting, by or at the direction of our Board of Trustees or by a shareholder who is entitled to vote at the meeting, is entitled to make nominations or proposals and has complied with the advance notice procedures, ownership and other requirements set forth in our Declaration of Trust and Bylaws.

        Under our Bylaws, a written notice of nominations of individuals for election as Trustees or other matters to be considered at an annual meeting of our shareholders by one or more of our shareholders must be delivered to our Secretary at our principal executive offices not later than 5:00 p.m., Eastern time, on the 90th day nor earlier than the 120th day prior to the first anniversary of the date of our proxy statement for the preceding year's annual meeting; provided, however, that if the annual meeting is called for a date that is more than 30 days earlier or later than the first anniversary of the original date of the preceding year's annual meeting, the notice must be delivered by not later than 5:00 p.m., Eastern time, on the 10th day following the earlier of the day on which (a) notice of the annual meeting is mailed or otherwise made available or (b) public announcement of the date of such annual meeting is first made by us. Neither the postponement or adjournment of an annual meeting, nor the public announcement of such postponement or adjournment, commences a new time period or extends any time period for the giving of a notice by one or more shareholders.

        Our Bylaws set forth procedures and requirements for submission of nominations of individuals for election as Trustees and other proposals by our shareholders for consideration at an annual meeting of our shareholders, including, among other things:

  •
  requiring that one or more shareholders desiring to make a nomination or proposal of other business must have continuously owned (as defined in our Bylaws) our shares of beneficial interest entitled to vote in the election of Trustees or on a proposal of such other business, for at least three years (or, if prior to the three-year anniversary of the third business day following the closing of our IPO, since the third business day following the closing of our IPO) as of the date of the giving of the notice of the proposed nomination or proposal of other business, the record date for determining the shareholders entitled to vote at the meeting and the time of the annual meeting, with the aggregate number of shares owned by such shareholder(s) as of each such date and during such three year (or shorter) period representing at least one percent (1%)

    of our outstanding shares of beneficial interest, hold a certificate evidencing the aggregate requisite number of shares beneficially owned by such shareholder(s) as of the date of the giving of the notice and that the shareholder(s) submit the nomination or proposal to our Secretary in accordance with the requirements of our Bylaws;

  •
  providing that the advance notice provisions in our Bylaws are the exclusive means for shareholders to make nominations or propose business for consideration at an annual meeting of our shareholders, except to the extent of matters which are required to be presented to our shareholders by applicable law, which have been properly presented in accordance with the requirements of such law;

  •
  requiring certain information and documentation be provided regarding any proposed nominee for election as a Trustee by the proposing shareholder(s);

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  requiring certain information be provided with respect to any business other than the election of Trustees that the shareholder(s) propose(s) to bring before a meeting of our shareholders;

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  requiring certain information and documentation be provided as to the proposing shareholder(s) and certain of its(their) affiliates; and

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  providing that the proposing shareholder(s) is(are) responsible for ensuring compliance with the advance notice provisions, that any responses of the shareholder(s) to any request for information will not cure any defect in the notice of the proposing shareholder(s) and that neither we, our Board of Trustees, any committee of our Board of Trustees nor any of our officers has any duty to request clarification or updating information or to inform the proposing shareholder(s) of any defect in the notice of the proposing shareholder(s).

  Special Meetings of Shareholders

        With respect to special meetings of our shareholders, our Declaration of Trust provides that only business brought before the meeting pursuant to our notice of the meeting or by or at the direction of our Trustees may be conducted at such meeting. Under our Bylaws, nominations of individuals for election as Trustees may be made at a special meeting of our shareholders at which Trustees are to be elected pursuant to our notice of meeting, by or at the direction of our Board of Trustees, or, provided that our Board of Trustees has determined that Trustees will be elected at such special meeting, by one or more shareholders wishing to make a nomination who have continuously owned (as defined in our Bylaws) our shares of beneficial interest entitled to vote in the election of Trustees, for at least three years (or, if prior to the three-year anniversary of our IPO, since the third business day following the closing of our IPO) as of the date of the giving of the notice of the proposed nomination, the record date for determining the shareholders entitled to vote at the meeting and the time of the special meeting, with the aggregate number of shares owned by such shareholder(s) as of each such date and during such three year (or shorter) period representing at least one percent (1%) of our outstanding shares of beneficial interest, hold a certificate evidencing the requisite number of shares beneficially owned by such shareholder as of the date of the giving of the notice and have complied with the advance notice procedures and other requirements set forth in our Bylaws. Under our Bylaws, in the event that our Board of Trustees calls a special meeting of our shareholders for the purpose of electing one or more Trustees, any shareholder(s) who meet(s) the requirements set forth in our Bylaws may nominate an individual or individuals (as the case may be) for election as a Trustee if the shareholder(s) provide(s) timely notice, in writing, to our Secretary at our principal executive offices, containing the information and following the procedures required by the advance notice provisions in our Bylaws, as described above for submitting nominations for consideration at an annual meeting of our shareholders. To be timely, such notice must be delivered not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern time, on the later of (a) the 90th day prior to such special meeting or (b) the 10th day following the day on which public announcement is first made of the date of the special meeting. Neither the postponement or adjournment of a special meeting, nor the public announcement of such postponement or adjournment, shall commence a new time period for the giving of a notice by one or more shareholders.

Meetings of Shareholders

        Under our Bylaws, annual meetings of our shareholders will be held at a time and place set by our Board of Trustees. Meetings of our shareholders may be called only by our Board of Trustees.

Action by Written Consent

        Our Declaration of Trust and Bylaws provide that shareholders are not authorized or permitted to take any action by written consent, and actions of our shareholders may only be taken at a meeting of our shareholders called in accordance with our Declaration of Trust and Bylaws.

Liability and Indemnification of Trustees and Officers and Others

        The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. Our Declaration of Trust contains a provision which eliminates the liability of our Trustees and officers to the maximum extent permitted by the Maryland REIT Law.

        The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        Our Declaration of Trust requires us to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any of our present or former Trustees or officers, and any individual who, while a present or former Trustee or officer of us and, at our request, serves or has served as a trustee, director, officer, partner, manager, employee or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceedings by reason of his or her present or former service in that capacity. Except with respect to proceedings to enforce rights to indemnification, we are required to indemnify a Trustee or officer as described in this paragraph in connection with a proceeding initiated by him or her against us only if such proceeding was authorized by our Board of Trustees. Under our Declaration of Trust, we are also required to advance expenses to a Trustee or officer, without a preliminary determination of ultimate entitlement to indemnification as provided above for a Maryland corporation. Our Declaration of Trust also permits us, with the approval of our Board of Trustees, to obligate ourselves to indemnify and advance expenses to certain other persons, including, for example, our Manager and its affiliates (including RMR) and any present or former employee, manager or agent of us, our subsidiaries or our Manager or our or their affiliates (including RMR).

        We maintain indemnification agreements with our Trustees and officers. These indemnification agreements require us to indemnify such persons to the maximum extent permitted by Maryland law against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his behalf in connection with a proceeding, subject to certain exceptions specified in the agreements. In addition, the indemnification agreements require us to advance reasonable expenses incurred by or on behalf of the indemnitee. We also maintain directors' and officers' liability insurance for our Trustees and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to our Trustees, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our Declaration of Trust, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Bylaws

        Our Declaration of Trust and Bylaws provide that our Bylaws may be adopted, amended or repealed only by our Board of Trustees.

Indemnification by Our Shareholders

        Under our Declaration of Trust, to the maximum extent permitted by Maryland law in effect from time to time, each shareholder is liable to us for, and shall indemnify and hold harmless us and our affiliates from and against, all costs, expenses, penalties, fines or other amounts, including without limitation, reasonable attorneys' and other professional fees, whether third party or internal, arising from a shareholder's breach of or failure to fully comply with any covenant, condition or provision of our Declaration of Trust or Bylaws or any action by or against us in which the shareholder is not the prevailing party, and shall pay such amounts on demand, together with interest on such amounts, which interest will accrue at the lesser of 18% per annum or the maximum amount permitted by law, from the date such costs or other amounts are incurred until the receipt of payment.

Exclusive Forum

        Our Bylaws provide that the Circuit Court for Baltimore City, Maryland will be the sole and exclusive forum for: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim for breach of a duty owed by any of our Trustees or officers or our Manager or any of its affiliates to us or our shareholders; (c) any action asserting a claim against us or any of our Trustees or officers or our Manager or any of its affiliates arising pursuant to applicable law, our Declaration of Trust or Bylaws brought by or on behalf of a shareholder; or (d) any action asserting a claim against us or any of our Trustees or officers or our Manager or any of its affiliates that is governed by the internal affairs doctrine of the State of Maryland.

        The exclusive forum provisions of our governing documents may limit the ability of our shareholders to pursue litigation against us or our Trustees, officers, managers, agents or employees in courts that such shareholders consider favorable, which may discourage them from bringing such litigation.

Transactions with Affiliates

        Our Declaration of Trust allows us to enter into contracts and transactions of any kind with any person, including our Manager, RMR or any of our Trustees, officers, employees or agents or any person related to or affiliated with any of them or in which they have a material financial interest. For more information, see section captioned "Related Person Transactions" in our definitive Proxy Statement for our 2019 Annual Meeting of Shareholders dated March 9, 2019.

Business Opportunities

        Our Declaration of Trust provides, subject to any express restrictions adopted by our Board of Trustees in our Bylaws or resolutions, that our Manager and its affiliates and our Trustees, officers, employees and agents may, in their personal capacity or otherwise, have business interests and engage in business activities in addition to those relating to us, which interests and activities may be similar to and competitive with ours and may include the origination, acquisition, syndication, holding, management, development, operation or disposition, for their own account, for the account of any person in which any of them has an interest, or for the account of others, including others to which our Manager or its affiliates provides management services, or interests in mortgage, mezzanine or other loans, debt obligations or securities secured by real property or interests in persons directly or indirectly owning real property, interests in persons directly or indirectly owning real property or interests in persons engaged in the real estate business.

        In recognition of the fact that Manager Related Persons may serve as our Trustees or officers, and that Manager Related Persons may engage in other activities or lines of business similar to those in which we engage, under our Declaration of Trust, if a Manager Related Person who also serves as one of our Trustees or officers acquires knowledge of a potential business opportunity, we renounce any potential interest or expectation in, or right to be offered or to participate in, such business opportunity to the maximum extent permitted by Maryland law. Accordingly, to the maximum extent permitted by Maryland law (a) a Manager Related Person who also serves as one of our Trustees or officers is not required to present, communicate or offer any business opportunity to us and (b) Manager Related Persons who serve as our Trustees or officers, on their own behalf and on behalf of any Manager Related Person, will have the right to hold and exploit any business opportunity, or to direct, recommend, offer, sell, assign or otherwise transfer such business opportunity to any person other than us. Our Declaration of Trust also provides that none of the foregoing actions will be deemed to breach the concerned individual's duties or impair his or her powers as our Trustee or officer.

Quorum and Voting by Shareholders

        Whenever our shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a meeting of our shareholders at which a quorum is present. The presence of persons holding or representing not less than a majority of the total outstanding shares of beneficial interest entitled to vote at such meeting shall constitute a quorum for the transaction of business at the meeting. With respect to matters properly brought before a meeting of our shareholders other than the election of Trustees, except as otherwise required by any applicable law, the listing requirements of the principal stock exchange on which our shares are listed or a specific provision of our Declaration of Trust or Bylaws, a majority of all the votes cast by our shareholders entitled to vote on the matter at the meeting shall be required to approve the matter.

Compliance with Governing Documents and Applicable Law

        Our Declaration of Trust requires our shareholders (a) to comply with our Declaration of Trust and our Bylaws and (b) to comply, and assist us in complying, with all applicable requirements of federal and state laws, and our contractual obligations which arise by reason of the shareholder's ownership interest in us, and with all other laws or agreements which apply to us or our businesses, assets or operations and which require action or inaction on the part of such shareholder.

Business Combinations

        The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to REITs formed under Maryland law like us. Under the MGCL, business combinations such as mergers, consolidations, share exchanges, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities between a REIT formed under Maryland law and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the trust's outstanding voting shares; or

  •
  an affiliate or associate of the trust who, at any time within the two year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting shares of the trust.

        After the five year prohibition period has ended, a business combination between a trust and an interested shareholder generally must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust; and

  •
  the affirmative vote of at least two thirds of the votes entitled to be cast by holders of voting shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

        The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our Board of Trustees prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the statute if the board of trustees approves in advance the transaction by which that shareholder otherwise would have become an interested shareholder. The board of trustees may provide that its approval is subject to compliance with any terms and conditions determined by the board of trustees. Our Board of Trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by our Board of Trustees, including the approval of a majority of the members of our Board of Trustees who are not affiliates or associates of the interested shareholder. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

        The MGCL contains a provision that regulates control share acquisitions. This provision applies to REITs formed under Maryland law like us. This MGCL provides that control shares of a REIT formed under Maryland law acquired in a control share acquisition have no voting rights except to the extent that the acquisition is approved by a vote of two thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by trustees who are employees of the trust. Control shares are voting shares, which, if aggregated with all other shares, previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one tenth or more but less than one third;

  •
  one third or more but less than a majority; or

  •
  a majority or more of all voting power.

        An acquiror must obtain the necessary shareholder approval each time it acquires control shares in an amount sufficient to cross one of the thresholds noted above.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. The MGCL provides for certain exceptions from the definition of control share acquisition.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of the conditions set forth in the statute, including an undertaking to pay the expenses of the meeting, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the matter at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute of the MGCL does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

        Our Bylaws contain a provision exempting any and all acquisitions by any person of our shares of beneficial interest from the control share acquisition statute. However, this Bylaw provision may be amended or eliminated by our Board of Trustees at any time in the future.

Subtitle 8

        Subtitle 8 of Title 3 of the MGCL permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two thirds vote requirement for removing a trustee;

  •
  a requirement that the number of trustees be fixed only by vote of the trustees;

  •
  a requirement that a vacancy on the board be filled only by the remaining trustees in office and for the replacement trustee to serve for the remainder of the full term of the class of trustees in which the vacancy occurred; and

  •
  a majority requirement for the calling of a shareholder requested special meeting of shareholders.

        Through other provisions in our Declaration of Trust unrelated to Subtitle 8, we already (a) have a classified board, (b) require the affirmative vote of the holders of not less than two thirds of all of the votes entitled to be cast in the election of such Trustee for the removal of any Trustee from our Board of Trustees, which removal will be allowed only for cause, (c) vest in our Board of Trustees the exclusive power to fix the number of trusteeships, (d) vest in our Board of Trustees the exclusive power to call meetings of our shareholders and (e) require that a vacancy on our Board of Trustees be filled only by the remaining Trustees in office and for the replacement Trustee to serve for the remainder of the full term of the class of Trustees in which the vacancy occurred.

Amendments to Our Declaration of Trust

        Under the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust, convert or merge unless these actions are approved by at least two thirds of all shares. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority of the votes entitled to be cast on the matter. Under our Declaration of Trust, amendments to our Declaration of Trust may be made if first approved by at least two thirds of our Trustees then in office and, to the extent a shareholder vote is required under the Maryland REIT Law, then approved by the affirmative vote of a majority of the votes entitled to be cast by our shareholders entitled to vote thereon (in the case of the provisions of our Declaration of Trust relating to the classification of our Board of Trustees, the removal of our Trustees and the vote required to amend those provisions, the approval of our shareholders entitled to cast at least two thirds of all the votes entitled to be cast on the matter will be required). Under the Maryland REIT Law, a REIT's declaration of trust may permit its board of trustees by a two thirds vote to amend the REIT's declaration of trust from time to time to qualify as a REIT under the IRC or the Maryland REIT Law without the affirmative vote or written consent of the REIT's shareholders. Our Declaration of Trust permits this type of action by our Board of Trustees. Also as permitted by the Maryland REIT Law, our Declaration of Trust permits our Board of Trustees to increase or decrease the aggregate number of shares of beneficial interest that we may issue and to effect changes in our unissued shares of beneficial interest as described above and to change our name or the name of any class or series of our shares of beneficial interest, in each case without our shareholder approval, and provides that, to the extent permitted by current or future Maryland law, our Board of Trustees may amend any other provision of our Declaration of Trust without our shareholder approval.

        Our Declaration of Trust provides that any action validly taken pursuant to one provision of our Declaration of Trust shall not be deemed invalid solely because it is identical or similar in substance to an action that could have been taken pursuant to another provision of our Declaration of Trust but fails to satisfy one or more requirements prescribed by such other provision.

Merger, Conversion, Sale or Other Disposition of Assets

        Under the Maryland REIT Law, a REIT generally may not merge or convert unless such action is first approved and declared advisable by the REIT's board of trustees and then approved by the affirmative vote of shareholders holding at least two thirds of all shares entitled to be cast on the matter. The statute allows a REIT's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority of all the votes entitled to be cast on the matter. Under our Declaration of Trust, any merger, combination or consolidation of us with or into, or sale of all or substantially all our assets to, another entity or conversion of us to another entity may only be effected if first approved by at least two thirds of our Trustees then in office and, to the extent a shareholder vote is required under the Maryland REIT Law, then approved by the affirmative vote of a majority of the votes entitled to be cast by our shareholders entitled to vote thereon.

Appraisal Rights

        Our Declaration of Trust provides that our shareholders are not entitled to objecting shareholders' rights of appraisal in the event of a merger, consolidation or conversion involving us, a sale of all or substantially all of our assets, any amendment of our Declaration of Trust or Bylaws or any other transaction.

Anti-Takeover Effect of Our Declaration of Trust and Bylaws

        If our Manager has and retains a significant ownership stake in us, our Manager may have significant influence in the election of our Trustees, including our Independent Trustees, and the outcome of shareholder actions, including with respect to a change in control of us. In addition, provisions of our governing documents, including, for example, our restrictions on transfer and ownership of our common shares, our classified Board of Trustees, our shareholder voting rights and standards, the power of our Trustees to amend our Declaration of Trust in certain circumstances without shareholder approval and our Trustee qualifications, could delay or prevent a change in our control. The limitations in our Declaration of Trust and Bylaws on the ability of our shareholders to propose nominations of individuals for election as Trustees or other proposals of business to be considered at meetings of our shareholders, including the disclosure requirements related thereto, may delay, defer or prevent our shareholders from making proposals that could be beneficial to our shareholders.

 MATERIAL UNITED STATES FEDERAL INCOME TAX AND ERISA CONSIDERATIONS

        The following supplements and updates the summary of U.S. federal income tax considerations and Employee Retirement Income Security Act of 1974, as amended, or ERISA, considerations relating to the acquisition, ownership and disposition of our common shares in our Annual Report, which summary is incorporated in this prospectus by reference. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section and in the sections of our Annual Report captioned "Material United States Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" in all material respects are the material U.S. federal income tax considerations and the material ERISA considerations relevant to holders of our common shares, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in our Annual Report, Sullivan & Worcester LLP has given opinions to the effect (a) that we have been organized and have qualified for taxation as a REIT under the IRC, for our 2017 and 2018 taxable years, and that our current and anticipated investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the IRC, it being understood that our actual qualification and taxation as a REIT, however, will depend on our continued ability to meet, and our meeting, through actual annual operating results and distributions, the various qualification tests under the IRC, and (b) that under the "plan assets" regulations promulgated by the U.S. Department of Labor under ERISA, our common shares are "publicly offered securities" and our assets will not be deemed to be "plan assets" in respect of any benefit plan investor who acquires our common shares in this offering.

        Subject to the detailed discussion contained in our Annual Report, we believe that we have qualified, and we intend to remain qualified, for taxation as a REIT under the IRC. As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders. Our distributions to you generally are includable in your income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally are treated for federal income tax purposes as a return of capital to the extent of your basis in our common shares, and reduce your basis. Subject to the detailed discussion contained in our Annual Report, we intend to conduct our affairs so that our assets are not deemed to be "plan assets" of any individual retirement account, tax-favored account (such as an Archer MSA, Coverdell education savings account or health savings account), employee benefit plan subject to Title I of ERISA or other plan subject to Section 4975 of the IRC that acquires our common shares in this offering.

        We encourage you to consult your tax advisor regarding the specific federal, state, local, foreign and other tax and ERISA consequences to you of the acquisition, ownership and disposition of our common shares.

UNDERWRITING

        Under the terms and subject to the conditions contained in the underwriting agreement dated as of May      , 2019, the underwriters named below, for whom Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are serving as the representatives, have severally agreed to purchase, and we have agreed to sell to the underwriters, the number of common shares listed opposite their names below:

Underwriters	Number of Common Shares
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.
RBC Capital Markets, LLC
UBS Securities LLC
JMP Securities LLC
J.P. Morgan Securities LLC
Janney Montgomery Scott LLC
JonesTrading Institutional Services LLC
Oppenheimer & Co. Inc.

Total	5,000,000

        The underwriters have agreed to purchase all of the common shares sold under the underwriting agreement, other than those the underwriters may purchase pursuant to the option described below, if any of the common shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

        Our common shares are offered subject to a number of conditions, including:

  •
  receipt and acceptance of the common shares by the underwriters; and

  •
  the underwriters' right to reject orders in whole or in part.

        We have been advised by the representatives that the underwriters intend to make a market in our common shares but that they are not obligated to do so and may discontinue making a market at any time without notice.

        In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Discounts and Expenses

        The representatives of the underwriters have advised us that the underwriters propose initially to offer the common shares to the public at the public offering price listed on the cover page of this prospectus and to dealers at that price less a concession not in excess of $            per common share. After the public offering, the public offering price and concession may be changed.

        The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional common shares.

	Per Common Share	Total No Exercise	Total Full Exercise
Public offering price	$	$	$
Underwriting discount	$	$	$

Proceeds, before expenses, to us	$	$	$

        Our Manager has indicated to us that it intends to purchase 1,000,000 of the common shares (or 1,150,000 common shares if the underwriters exercise their option to purchase additional common shares in full) being sold in this offering at the public offering price, without the payment of any underwriting discount.

        The expenses of this offering, not including the underwriting discount, are estimated to be approximately $680,000 and are payable by us. We have agreed to reimburse the underwriters for certain expenses relating to the review by the Financial Industry Regulatory Authority, Inc. of the terms of this offering in an amount not to exceed $25,000.

Option to Purchase Additional Shares

        We have granted an option to the underwriters to purchase up to an additional 750,000 common shares at the public offering price less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional common shares proportionate to that underwriter's initial amount reflected in the above table. Our Manager has indicated to us that it intends to purchase 150,000 additional common shares if the underwriters exercise this option.

No Sales of Similar Securities

        We, our executive officers, our Trustees, our Manager, RMR Inc., RMR LLC and ABP Trust have agreed, with exceptions, not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of our common shares or any securities convertible into or exercisable or exchangeable for common shares, or warrants to purchase shares, and not to take certain other actions relating to our common shares, for a period of 90 days after the date of this prospectus without the prior written consent of Morgan Stanley & Co. LLC.

Indemnification

        We have agreed to indemnify the several underwriters against certain liabilities, including certain liabilities under the Securities Act. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

Nasdaq Listing

        Our common shares are listed on Nasdaq under the symbol "TRMT".

Price Stabilization and Short Positions

        Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our shares. However, the underwriters may engage in transactions that stabilize the price of the shares, such as bids or purchases to peg, fix or maintain that price.

        If the underwriters create a short position in the shares in connection with the offering (i.e., if they sell more shares than are listed on the cover of this prospectus), the underwriters may reduce that short position by purchasing shares in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the option to purchase additional shares described above. Purchases of the shares to stabilize their price or to reduce a short position may cause the price of the shares to be higher than it might be in the absence of such purchases.

        Neither we nor any underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the shares. In addition, neither we nor any underwriter makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Affiliations

        An affiliate of Citigroup Global Markets Inc., one of the underwriters of this offering, is our counterparty under the Master Repurchase Facility, and will receive any portion of the net proceeds from this offering that we may use to reduce borrowings under our Master Repurchase Facility.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates may from time to time in the future engage with us and perform services for us or in the ordinary course of their business for which they will receive customary fees and expense reimbursements. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of us. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of these securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in these securities and instruments.

Electronic Distribution

        This prospectus in electronic format may be made available on the websites maintained by one or more underwriters. Other than this prospectus in electronic format, the information on the underwriters' websites is not part of this prospectus. The representatives may agree to allocate a number of our shares to underwriters for sale to their online brokerage account holders.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the common shares may only be made to persons, or Exempt Investors, who are sophisticated investors, as defined in section 708(8) of the Corporations Act, professional investors, as defined in section 708(11) of the Corporations Act or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the common shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The common shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under this offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring common shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Canada

        The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The common shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares offered should conduct their own due diligence on the common shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

        The common shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than: (a) to professional investors, as defined in the Securities and

Futures Ordinance (Cap. 571) of Hong Kong, and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a prospectus, as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong, or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the common shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to professional investors, as defined in the Securities and Futures Ordinance, and any rules made under that Ordinance.

        Sales of shares made outside of the United States may be made by affiliates of the underwriters.

 LEGAL MATTERS

        Selected legal matters with respect to the validity of our common shares offered by this prospectus will be passed upon for us by Venable LLP, Baltimore, Maryland. Selected legal matters described under "Material United States Federal Income Tax and ERISA Considerations" will be passed upon by Sullivan & Worcester LLP, Boston, Massachusetts. Sidley Austin LLP, New York, New York, has acted as counsel to the underwriters. Venable LLP and Sullivan & Worcester LLP also represent our Manager, RMR, the Managed Equity REITs, FVE, TA, RIF and certain of their affiliates and related parties on various matters.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement of which this prospectus forms a part. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement under the Securities Act with respect to the common shares offered by this prospectus. This prospectus does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement, which incorporates by reference certain documents that we previously filed with the SEC. Please refer to the registration statement, exhibits and schedules, and the documents incorporated by reference for further information with respect to us and the common shares offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement or incorporated by reference, you should refer to the full document for more information, and each statement in this prospectus regarding that contract or document is qualified by reference to the document. Our SEC filings are available to the public from the SEC's website at www.sec.gov.

        We are subject to the information and reporting requirements of the Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available through the SEC's website referred to above.

INFORMATION INCORPORATED BY REFERENCE

        The SEC's rules allow us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be a part of this prospectus. The following documents previously filed with the SEC are incorporated by reference into this prospectus, except for any documents or portions thereof deemed to be "furnished" and not filed in accordance with SEC rules:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

  •
  our Current Reports on Form 8-K dated April 24, 2019 and May 1, 2019;

  •
  the information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, from our definitive Proxy Statement for our 2019 Annual Meeting of Shareholders dated March 8, 2019; and

  •
  the description of our common shares contained in our registration statement on Form 8-A dated September 8, 2017, including any amendments or reports filed for the purpose of updating that description.

        Any statement made in a document incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        You can obtain any of the filings incorporated by reference into this prospectus through us or from the SEC through the SEC's website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been incorporated by reference into this prospectus. You should direct requests for those documents to:

Tremont Mortgage Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attention: Investor Relations
Telephone: (617) 796-8317

        Our reports and documents incorporated by reference herein may also be found in the "Investors" section of our website at www.trmtreit.com. Our filings with the SEC are made available to the public as soon as reasonably practicable after such materials are filed with the SEC. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

5,000,000 Common Shares

Common Shares of Beneficial Interest

Morgan Stanley
Citigroup

RBC Capital Markets
UBS Investment Bank
JMP Securities
J.P. Morgan
Janney Montgomery Scott
JonesTrading
Oppenheimer & Co.

PROSPECTUS

                                    , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other expenses of issuance and distribution.

        The following table sets forth the estimated costs and expenses, other than the underwriting discount, in connection with the sale of the securities being registered hereby. All amounts shown are estimates, except the U.S. Securities and Exchange Commission, or the SEC, registration fee and the Financial Industry Regulatory Authority, Inc. filing fee.

Securities and Exchange Commission registration fee	$14,008
Financial Industry Regulatory Authority, Inc. filing fee	$17,837
The Nasdaq Stock Market LLC listing fee	$10,000
Legal fees and expenses (including Blue Sky fees)	$300,000
Accounting fees and expenses	$150,000
Printing and engraving expenses	$150,000
Transfer agent fees and expenses	$25,000
Miscellaneous	$10,000

Total	$676,845

Item 32.    Sales to special parties.

        None.

Item 33.    Recent sales of unregistered equity securities.

        None.

Item 34.    Indemnification of Trustees and officers.

        Maryland law applicable to Maryland REITs, or the Maryland REIT Law, permits a real estate investment trust, or REIT, formed under Maryland law to include in its declaration of trust a provision limiting the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty by the Trustee or officer that was established by a final judgment as being material to the cause of action adjudicated. Our Declaration of Trust contains a provision which eliminates the liability of our Trustees and officers to the maximum extent permitted by the Maryland REIT Law.

        The Maryland REIT Law also permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under Maryland law, a Maryland corporation may not indemnify a director or officer in a suit by the corporation or in its right in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        Our Declaration of Trust requires us to indemnify, to the maximum extent permitted by Maryland law in effect from time to time, any present or former Trustee or officer of us, and any individual who, while a present or former Trustee or officer of us and, at our request, serves or has served as a trustee, director, officer, partner, manager, employee or agent of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceedings by reason of his or her present or former service in that capacity. Except with respect to proceedings to enforce rights to indemnification, we are required to indemnify a Trustee or officer as described in this paragraph in connection with a proceeding initiated by him or her against us only if such proceeding was authorized by our Board of Trustees.

        Under our Declaration of Trust, we are also required to advance expenses to a Trustee or officer, without a preliminary determination of ultimate entitlement to indemnification as provided above for a Maryland corporation. Our Declaration of Trust also permits us, with the approval of our Board of Trustees, to obligate ourselves to indemnify and advance expenses to certain other persons, including, for example, Tremont Realty Advisors LLC, or our Manager, and its affiliates (including The RMR Group Inc. and The RMR Group LLC, or collectively, RMR) and any present or former employee, manager or agent of us, our subsidiaries or our Manager or our or their affiliates (including RMR).

        We have entered into indemnification agreements with our Trustees and officers providing for procedures for indemnification by us to the maximum extent permitted by Maryland law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us. We also maintain directors' and officers' liability insurance for our Trustees and officers. Reference is made to our Declaration of Trust, filed as Exhibit 3.1 to our Current Report on Form 8-K, dated September 13, 2017. Reference is also made to our indemnification agreements with our trustees and officers, a form of which is filed as Exhibit 10.5 to our Current Report on Form 8-K, dated September 13, 2017.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to our Trustees, officers or persons controlling us pursuant to the foregoing provisions of Maryland law and our Declaration of Trust, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

Item 35.    Treatment of proceeds from stock being registered.

        The consideration to be received by us for the common shares registered hereunder will be credited to the appropriate capital share account.

Item 36.    Financial statements and exhibits.

(A)
Financial Statements. See Part II, Item 8 and Part IV, Item 15 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 8, 2019, which is incorporated by reference into this Registration Statement on Form S-11.

(B)
The following is a list of exhibits being filed as part of, or incorporated by reference into, this Registration Statement on Form S-11.

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Articles of Amendment and Restatement of the Company effective September 14, 2017. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
3.2	Amended and Restated Bylaws of the Company dated September 14, 2017. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
4.1	Form of Common Share Certificate. (Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated August 3, 2017, File No. 333-219205.)
5.1	Opinion of Venable LLP.**
8.1	Opinion of Sullivan & Worcester LLP.*
10.1
Private Placement Purchase Agreement, dated as of September 13, 2017, between the Company and Tremont Realty Advisors LLC. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
10.2
Management Agreement, dated as of September 18, 2017, among the Company, Tremont Realty Advisors LLC and, solely in respect to Section 29 thereof, The RMR Group Inc. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
10.3	2017 Equity Compensation Plan. (Incorporated by reference to the Company's Registration Statement on Form S-8 dated November 9, 2017.)
10.4	Form of Share Award Agreement. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
10.5	Form of Indemnification Agreement. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
10.6	Summary of Trustee Compensation. (Incorporated by reference to the Company's Current Report on Form 8-K dated April 25, 2018.)
10.7
Master Repurchase Agreement, dated as of February 9, 2018, between TRMT CB Lender LLC and Citibank, N.A. (Incorporated by reference to the Company's Current Report on Form 8-K dated February 12, 2018.)

Exhibit Number	Description
10.8	First Amendment to Master Repurchase Agreement, dated November 6, 2018, among TRMT CB Lender LLC, Citibank, N.A. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K dated November 6, 2018.)
10.9	Fee Agreement, dated February 9, 2018, between TRMT CB Lender LLC and Citibank, N.A. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
10.10	First Amendment to Fee Agreement, dated November 6, 2018, between TRMT CB Lender LLC and Citibank, N.A. (Incorporated by reference to the Company's Current Report on Form 8-K dated November 6, 2018.)
10.11
Second Amendment to Fee Agreement, dated February 4, 2019, between TRMT CB Lender LLC and Citibank, N.A. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
10.12	Third Amendment to Fee Agreement, dated May 1, 2019, among TRMT CB Lender LLC, the Company and Citibank, N.A. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 1, 2019.)
10.13	Guaranty Agreement, dated February 9, 2018, by the Company, in favor of Citibank, N.A. (Incorporated by reference to the Company's Current Report on Form 8-K dated February 12, 2018.)
10.14
First Amendment to Guaranty Agreement, dated February 4, 2019, by the Company, in favor of Citibank, N.A. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
10.15
Credit Agreement, dated February 4, 2019, between the Company and Tremont Realty Advisors LLC. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
10.16	Amendment No. 1 to Credit Agreement, dated May 3, 2019, between the Company and Tremont Realty Advisors LLC. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 1, 2019.)
10.17
Subordination Agreement, dated February 4, 2019, between the Company and Tremont Realty Advisors LLC. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
21.1	Subsidiaries of the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of Venable LLP. (Included in the opinion filed as Exhibit 5.1.)**
23.3	Consent of Sullivan & Worcester LLP. (Included in the opinion filed as Exhibit 8.1.)*
24.1	Power of Attorney.*

*
Previously filed.

**
Filed herewith.

Item 37.    Undertakings.

(a)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)
The undersigned registrant hereby further undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
3.1	Articles of Amendment and Restatement of the Company effective September 14, 2017. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
3.2	Amended and Restated Bylaws of the Company dated September 14, 2017. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
4.1	Form of Common Share Certificate. (Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-11 dated August 3, 2017, File No. 333-219205.)
5.1	Opinion of Venable LLP.**
8.1	Opinion of Sullivan & Worcester LLP.*
10.1
Private Placement Purchase Agreement, dated as of September 13, 2017, between the Company and Tremont Realty Advisors LLC. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
10.2
Management Agreement, dated as of September 18, 2017, among the Company, Tremont Realty Advisors LLC and, solely in respect to Section 29 thereof, The RMR Group Inc. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
10.3	2017 Equity Compensation Plan. (Incorporated by reference to the Company's Registration Statement on Form S-8 dated November 9, 2017.)
10.4	Form of Share Award Agreement. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
10.5	Form of Indemnification Agreement. (Incorporated by reference to the Company's Current Report on Form 8-K dated September 13, 2017.)
10.6	Summary of Trustee Compensation. (Incorporated by reference to the Company's Current Report on Form 8-K dated April 25, 2018.)
10.7
Master Repurchase Agreement, dated as of February 9, 2018, between TRMT CB Lender LLC and Citibank, N.A. (Incorporated by reference to the Company's Current Report on Form 8-K dated February 12, 2018.)
10.8
First Amendment to Master Repurchase Agreement, dated November 6, 2018, among TRMT CB Lender LLC, Citibank, N.A. and the Company. (Incorporated by reference to the Company's Current Report on Form 8-K dated November 6, 2018.)
10.9	Fee Agreement, dated February 9, 2018, between TRMT CB Lender LLC and Citibank, N.A. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
10.10	First Amendment to Fee Agreement, dated November 6, 2018, between TRMT CB Lender LLC and Citibank, N.A. (Incorporated by reference to the Company's Current Report on Form 8-K dated November 6, 2018.)

Exhibit Number	Description
10.11	Second Amendment to Fee Agreement, dated February 4, 2019, between TRMT CB Lender LLC and Citibank, N.A. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
10.12	Third Amendment to Fee Agreement, dated May 1, 2019, among TRMT CB Lender LLC, the Company and Citibank, N.A. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 1, 2019.)
10.13	Guaranty Agreement, dated February 9, 2018, by the Company, in favor of Citibank, N.A. (Incorporated by reference to the Company's Current Report on Form 8-K dated February 12, 2018.)
10.14
First Amendment to Guaranty Agreement, dated February 4, 2019, by the Company, in favor of Citibank, N.A. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
10.15
Credit Agreement, dated February 4, 2019, between the Company and Tremont Realty Advisors LLC. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
10.16	Amendment No. 1 to Credit Agreement, dated May 3, 2019, between the Company and Tremont Realty Advisors LLC. (Incorporated by reference to the Company's Current Report on Form 8-K dated May 1, 2019.)
10.17
Subordination Agreement, dated February 4, 2019, between the Company and Tremont Realty Advisors LLC. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
21.1	Subsidiaries of the Company. (Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2018.)
23.1	Consent of Ernst & Young LLP.**
23.2	Consent of Venable LLP. (Included in the opinion filed as Exhibit 5.1.)**
23.3	Consent of Sullivan & Worcester LLP. (Included in the opinion filed as Exhibit 8.1.)*
24.1	Power of Attorney.*

*
Previously filed.

**
Filed herewith.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Tremont Mortgage Trust certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on May 16, 2019.

TREMONT MORTGAGE TRUST
By:	/s/ DAVID M. BLACKMAN
	Name:	David M. Blackman
	Title:	President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.

Signature			Title	Date

/s/ DAVID M. BLACKMAN DAVID M. BLACKMAN			Managing Trustee, President and Chief Executive Officer (principal executive officer)	May 16, 2019
* G. DOUGLAS LANOIS			Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	May 16, 2019
* JOHN L. HARRINGTON			Independent Trustee	May 16, 2019
* JOSEPH L. MOREA			Independent Trustee	May 16, 2019
* ADAM D. PORTNOY			Managing Trustee	May 16, 2019
* JEFFREY P. SOMERS			Independent Trustee	May 16, 2019
*By:	/s/ DAVID M. BLACKMAN
	Name:	David M. Blackman
	Title:	Attorney-in-fact